UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Exchange Act of 1934 (Amendment No. __)
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FEDERAL SIGNAL CORPORATION
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1415 West 22nd Street, Oak Brook, Illinois 60523
Notice of Annual Meeting of Stockholders To Be Held on Tuesday, April 26, 2022
To the Stockholders of Federal Signal Corporation:
We look forward to your attendance at the virtual Annual Meeting of Stockholders of Federal Signal Corporation, a Delaware corporation (the “Company”), on Tuesday, April 26, 2022, at 8:30 a.m., Central Daylight Time (the “Annual Meeting”). Due to ongoing concerns relating to the coronavirus pandemic, and to support the health and well-being of our stockholders, directors, and employees, the Annual Meeting will be held virtually via the Internet. It is our intent to conduct an in-person meeting next year, assuming that then-applicable conditions permit.
The Annual Meeting will be held for the following purposes:
•To elect seven directors;
•To approve, on an advisory basis, the compensation of our named executive officers (“NEOs”);
•To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2022; and
•To transact such other business that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.
The Board of Directors of the Company (the “Board”) has fixed the close of business on February 28, 2022, as the record date for the Annual Meeting. Only stockholders of record on the record date are entitled to receive notice of, and to vote at, the Annual Meeting.
The Board recommends that you vote “FOR ALL” the director nominees proposed by the Board; “FOR” the advisory approval of our NEO compensation; and “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2022.
Stockholders of record on the record date will receive a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). The Notice of Internet Availability, first mailed on March 11, 2022, contains instructions on how to access the proxy statement, this notice, and our 2021 Annual Report on Form 10-K on the Internet at www.proxyvote.com. Stockholders wishing to receive a printed copy of our proxy materials should follow the instructions provided in the Notice of Internet Availability. Those stockholders who previously requested printed or electronic copies of our proxy materials will receive a printed or electronic copy, as applicable.
To attend the Annual Meeting, please visit www.virtualshareholdermeeting.com/FSS2022. To access the meeting, you will be required to enter the control number on your proxy card or voting instruction form.
To vote, please follow the instructions in the Notice of Internet Availability or the proxy materials if you received printed copies. If you vote by telephone or via the Internet, you do not need to return a proxy card. If you attend the Annual Meeting, you may vote your shares via the Internet during the meeting. If you hold your shares through a broker or other custodian, please check the voting instructions provided to you by that broker or custodian.
YOUR VOTE IS IMPORTANT! Whether or not you expect to attend the virtual Annual Meeting, please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting and save the extra expense of additional solicitation. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting, as your proxy is revocable at your option. If you have any questions or need assistance in voting your shares of our common stock, please call the Corporate Secretary at (630) 954-2012 or email us at info@federalsignal.com.

By order of the Board of Directors,

Daniel A. DuPré, Corporate Secretary
March 11, 2022

EQUITY COMPENSATION PLAN INFORMATION	57
FUTURE STOCKHOLDER PROPOSALS	57
OTHER BUSINESS	57
APPENDIX A	A - 1

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this proxy statement. Please read the entire proxy statement before voting. This summary does not contain all of the information that you should consider before voting.
GENERAL INFORMATION
Stock Symbol: FSS
Stock Exchange: New York Stock Exchange (“NYSE”)
Registrar and Transfer Agent:  Computershare Limited
State and Year of Incorporation:  Founded in 1901 and reincorporated in Delaware in 1969
Corporate Headquarters:  1415 West 22nd Street, Suite 1100, Oak Brook, Illinois 60523
Corporate Website:  www.federalsignal.com
ANNUAL MEETING
Time and Date: 8:30 a.m., Central Daylight Time, Tuesday, April 26, 2022
To Attend: Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted to www.virtualshareholdermeeting.com/FSS2022. Stockholders may vote and submit questions while attending the Annual Meeting via the Internet.
Record Date:  February 28, 2022
Common Shares Outstanding on Record Date: 60,931,540
Voting:  Each share of our common stock is entitled to one vote for each director to be elected and on each matter to be voted upon at the Annual Meeting.
ITEMS TO BE VOTED ON AND BOARD RECOMMENDATIONS

Item		Board Recommendations	Page
Proposal 1	Election of Seven Directors	For all nominees	12
Proposal 2	Advisory Vote to Approve the Compensation of our NEOs	For	54
Proposal 3	Ratification of the Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for Fiscal Year 2022	For	56
The Board shall also transact any other business that may properly come before the Annual Meeting or adjournments or postponements thereof.
PROPOSAL 1: ELECTION OF SEVEN DIRECTORS
DIRECTOR NOMINEES

Name (1)(2)	Age	Director Since	Occupation and Experience	Independent	Audit Committee	Compensation and Benefits Committee	Nominating and Governance Committee
Eugene J. Lowe, III	54	2019	President and Chief Executive Officer (“CEO”), SPX Corporation	Yes	✓
Dennis J. Martin (3)	71	2008	Chairman and former CEO, Federal Signal Corporation	Yes

Name	Age	Director Since	Occupation and Experience	Independent	Audit Committee	Compensation and Benefits Committee	Nominating and Governance Committee
Bill Owens (4)	71	2011	Former Governor of Colorado	Yes		✓	Chair
Shashank Patel (5)	61	2021	Chief Financial Officer (“CFO”), Watts Water Technologies, Inc.	Yes	✓
Brenda L. Reichelderfer (3)	63	2006	Director of Tribus Aerospace and Moog, Inc.	Yes		Chair	✓
Jennifer L. Sherman	57	2016	President and CEO, Federal Signal Corporation	No
John L. Workman	70	2014	Former CEO, Omnicare, Inc.	Yes	Chair	✓	✓
(1)All nominees are current directors.
(2)Each director attended at least 75% of the aggregate of all fiscal year 2021 meetings of the Board and each Committee on which he or she served during the portion of the year in which such director served.
(3)The Board has determined that Mr. Martin is independent under the listing requirements of the NYSE because, among other things, he has not served as an employee of the Company for over three years. However, the governance guidelines of certain proxy advisory services and certain of the Company’s stockholders may not consider a former CEO to be independent. Therefore, the Board has appointed Brenda L. Reichelderfer to serve as Lead Independent Director, with responsibilities that are similar to those typically performed by an independent chair.
(4)Richard R. Mudge served as non-employee director and a member of the Audit and Compensation and Benefits Committees until his retirement from the Board on April 27, 2021. Effective April 27, 2021, Mr. Owens was appointed as Dr. Mudge’s successor on the Audit Committee, serving in that capacity until Mr. Patel joined the Audit Committee.
(5)Mr. Patel joined the Audit Committee on October 25, 2021, simultaneous with his appointment to the Board as a non-employee director.
CORPORATE GOVERNANCE
Standing Board Committees (Meetings Held in Fiscal Year 2021): Audit (7); Compensation and Benefits (6); and Nominating and Governance (8)
Independent Directors Meet without Management: Yes
Separate Chair and CEO: Yes
Staggered Board: No (all directors elected annually)
Director Retirement Age Limit: Yes (may not stand for election after attaining age 75 without a waiver from the Board)
Stockholder Rights Plan: No
Director and Officer Stock Ownership Guidelines: Yes, as published on our Corporate website, www.federalsignal.com
Policy Prohibiting Hedging, Short Sale and Pledging: Yes, pursuant to our Insider Trading Policy as published on our Corporate website, www.federalsignal.com
Recoupment Policy (Clawback): Yes
COMMITMENT TO SUSTAINABILITY
We operate under the highest principles that are designed to deliver results through customer focus, innovation, continuous improvement, teamwork and investing in our people. We operate in this manner because it is good business and because it is the right thing for our customers, employees, stockholders, and business partners and communities. Within our Environmental Solutions Group, our products are central to our customers’ infrastructure maintenance and environmental cleanup activities, and we continually innovate to improve our impact on the environment. Within our Safety and Security Systems Group, our products are designed to protect people and property.

In November 2021, we issued our second annual Sustainability Report. The report highlights our dedication to advancing the sustainability of our business through focused attention on three areas: Environmental Responsibility, Social Responsibility, and Corporate Governance.
Environmental Responsibility
We are proud of our long-standing commitment to human and environmental betterment. We make products that move material, clean infrastructure, and protect the communities where we work and live. Our environmental commitment is a three-pronged effort:
•We will continue to participate actively in educating the public regarding environmental conservation;
•We will continue to assess the impact of our manufacturing plants and products on the environment and the communities in which we live and operate with a goal of continuous improvement, and we expect the same of our suppliers; and
•We will continue to partner with our customers to produce innovative solutions that address their needs for environmentally responsible products.
Social Responsibility
We employ approximately 3,900 people throughout 20 principal manufacturing facilities in five countries around the world. We thoughtfully consider and continuously recognize the impact we make on the people of these communities.
Our vision is to be indispensable to our customers by consistently delivering products of the highest quality available in the market, by providing training that reflects the importance of the safety of our customers and end-users, and by developing innovative products that deliver unparalleled performance and support sustainable resource consumption.
We strive to be recognized as a place people in our local communities want to work, by providing our employees with healthy and safe working conditions, training and continuing education, and by offering important work.
Finally, we aim to have healthy relationships with the towns and cities in which our businesses are located, demonstrating civic engagement through philanthropy, volunteering, and community development programs.
Our goal is to accomplish these objectives in ways that deliver value to our customers and stockholders.
Corporate Governance
As further highlighted throughout this proxy statement and on our website, our commitment to ethical business practices and strong and transparent corporate governance is of paramount importance to us. While our senior leadership team, led by Jennifer L. Sherman, our CEO, provides day-to-day management of our business strategies, the ultimate oversight of the Company rests with our Board. We seek a diversity of backgrounds, ideas and expertise when identifying Board nominees. Of our seven director nominees:
•57% have a tenure of more than six years, with two directors serving for between two and six years, and one director serving for less than two years;
•The average age is 64 years;
•29% are female;
•Two of our directors self-identify as a member of a minority group; and
•Six are independent, with Ms. Sherman, our CEO, being the only director not considered independent.
Our sustainability report, and additional information on each of our sustainability initiatives, can be found on our website, at www.federalsignal.com/federal-signal-sustainability. Information contained on our website and in our sustainability report is not part of, or incorporated by reference into, this Proxy Statement.
HUMAN CAPITAL MANAGEMENT
As of December 31, 2021, we employed approximately 3,900 people in our businesses located in five countries, with hourly workers in the U.S. accounting for approximately 54% of our total workforce. As of December 31, 2021, approximately 13% of our hourly workers in the U.S. were represented by unions. We believe that our labor relations with our employees are good.
We believe that our employees are key to our ability to deliver exceptional products and services to our customers.

We apply a holistic total rewards strategy, designed to recruit, motivate, and retain talented employees at all levels of the organization, and offer competitive, market-based compensation programs, and attractive benefit packages.
Diversity, Equity and Inclusion
We are committed to promoting and supporting diversity, equity and inclusion (“DE&I”). We believe that behaving inclusively is the right thing to do. We also believe that hearing different voices, and seeking different perspectives and ideas, leads to better results. We strive to promote diversity on our Board of Directors, senior management and in leadership roles throughout the Company. Currently, two of our seven director nominees self-identify as members of a minority group.
In addition, two of our seven director nominees are female, placing the Company ahead of the 26% average for companies in the Russell 3000 Index. Of the companies in the Russell 3000 Index, approximately 6% have a female Chief Executive Officer (“CEO”), and we are proud to be among that group. In addition, 40% of our current executive officers are female, including our President and CEO and Vice President and Corporate Controller.
Our commitment to DE&I throughout the organization is further evidenced by our policies related to various aspects of employment, including, but not limited to, recruiting, selecting, hiring, employment placement, job assignment, compensation, access to benefits, selection for training, use of facilities, and participation in Company-sponsored employee activities. During 2021, our Executive Leadership Team, comprised of business leaders from across the organization, completed a comprehensive DE&I educational awareness training led by an industry expert.
Employee Training and Development
We believe that identifying and developing the next generation of business leaders is important to our long-term success, and we are proud to support our employees in furthering their education with tuition reimbursement programs and training.
We provide extensive training to employees within our facilities, ranging from topics such as workplace safety, anti-fraud, anti-discrimination and anti-harassment training, to advanced instruction in lean manufacturing principles and inside sales training programs. On average, our employees each receive more than 10 hours of job training per year, with some employees of certain business units each averaging nearly 80 hours of training per year.
Through our Tuition Assistance Program, we also aim to assist and encourage employees to expand their knowledge, skills, and job effectiveness by continuing their education at local accredited institutions of higher learning. Certain of our businesses also partner with nearby universities from time to time to offer courses and programs directly related to the employee’s growth in the business.
We are committed to the communities in which we operate, and to developing a strong pipeline from which we can recruit new talent. Many of our businesses support their local high schools with cooperative learning extension programs at our manufacturing plants, hosting in-person or virtual tours of our facilities, and providing scholarships and “signing-day” offers to high school seniors.
Our employees also donate time and expertise through volunteering and mentorship programs, and work with local colleges on training programs to teach valuable technical skills that can be applied in the workplace. These programs attempt to help our next generation of employees, and others, understand what career paths may be available to them and to explore future job opportunities with us.
Safety
We consider the safety of our employees a significant focus and strive to have zero workplace injuries. We have established an enterprise-wide Safety Council, which includes representatives from several of our manufacturing facilities. The Safety Council meets regularly to collaborate and implement safety improvement measures, focusing on continuous improvement initiatives and the reduction of incident frequency.
Beginning in February 2020, in response to the onset of the pandemic, we were proactive in procuring personal protective equipment and sanitizing supplies for our facilities. We implemented a series of enhanced health and safety measures across the organization, such as reconfiguring work spaces and staggering manufacturing shifts to allow for social distancing, introducing temperature screening protocols, enhancing facility cleaning, limiting non-essential travel and restricting the number of visitors to our facilities.
We also quickly established a cross-functional task force to monitor ongoing developments, implement mitigation plans, and centrally coordinate our response. In addition to the centralized response team, local response teams were established at every business unit. Management team update calls are held frequently to communicate issues related to safety and risk mitigation, and to share coronavirus-related best practices and other policy issues. This platform has allowed management to rapidly disseminate evolving guidance from federal, state, and local health departments, at the same time promoting a consistent, iterative response. We continue to partner with a third-party to provide self-administered, at-home test kits to our employees and their family members at no cost and have deployed surveillance testing to reduce the probability of spreading the virus within our facilities.
During 2021, we launched an internal initiative to raise awareness about coronavirus vaccines, assist eligible employees in gaining access to available vaccines, and encourage participation levels. We have also hosted on-site vaccination events at multiple locations, provided ongoing education on vaccine-related topics, supported employee vaccination logistics, and developed a system of individual and collective incentives to work towards protecting the health and safety of our workforce and local communities. Through our efforts, we believe the vaccination rates at most of our businesses exceed those of the local communities in which we operate.
We continue to monitor the impact of the pandemic on our business and employees and will implement or modify our policies to adapt to changing circumstances arising from this pandemic.
ENGAGEMENT WITH OUR STOCKHOLDERS
We actively engage with our stockholders on a regular basis. During 2021, members of the Company’s executive team:
•Attended 12 investor conferences, all of which were held virtually;
•Participated in two non-deal roadshows, both of which were held virtually; and
•Held approximately 150 total discussions with stockholders and potential stockholders.
OPERATING AND FINANCIAL PERFORMANCE IN 2021
Despite the challenges created by the coronavirus pandemic, the Company was able to sustain a high level of financial performance and make progress against several long-term objectives in 2021. Included among the Company’s highlights in 2021 were the following:
•Orders exceeded $1.5 billion for the first time in the Company’s history, and were up $492 million, or 47%, from last year.
•Backlog at December 31, 2021 was $629 million, a new Company record, and more than double the backlog at the end of last year.
•Net sales for the year ended December 31, 2021 were $1.2 billion, an increase of $82 million, or 7% from last year.
•For the year ended December 31, 2021, we reported operating income and income from continuing operations of $130.7 million and $100.6 million, respectively.
•On a consolidated basis, we reported adjusted EBITDA* of $180.5 million for the year ended December 31, 2021, which translated to an adjusted EBITDA margin* of 14.9%, towards the high end of our target range.
•Cash flow from continuing operating activities for the year ended December 31, 2021 was $101.8 million.
•With the positive operating cash flow, we ended the year with $41 million of cash and $209 million of availability for borrowings under our $500 million credit facility, which was executed in July 2019. The five-year facility can be increased by an additional $250 million for acquisitions.
•With our strong balance sheet, positive operating cash flow, and capacity under our revolving credit facility, we are well positioned to continue to invest in internal growth initiatives, pursue strategic acquisitions and consider ways to return value to stockholders, as we did during 2021:
◦Our capital expenditures in 2021 were approximately $37 million, most of which related to the acquisition of our Elgin, Illinois manufacturing facility, which we had previously leased. We also continued to make strategic investments for the future by purchasing new machinery and equipment aimed at gaining operating efficiencies and expanding capacity at several of our production facilities.
◦We continue to invest in new product development and are encouraged that these efforts will provide additional opportunities to further diversify our customer base, penetrate new end-markets or gain access to new geographic regions.

◦We completed three acquisitions in 2021, with the additions of OSW Equipment & Repair, LLC (“OSW”), Ground Force Manufacturing LLC (“Ground Force”) and Deist Industries, Inc., Bucks Fabricating, LLC, Roll-Off Parts, LLC and Switch-N-Go, LLC (collectively, “Deist”) providing us with opportunities to expand our geographic footprint and augment our specialty vehicle product offerings.
◦We demonstrated our commitment to returning value to our stockholders by paying cash dividends of $22.0 million, and spending $15.4 million repurchasing shares under our authorized repurchase program.
•Our eighty-twenty improvement initiatives remain a critical part of our culture and we continue to focus on reducing product costs and improving manufacturing efficiencies across all our businesses.
•To highlight our ongoing focus on operating in a socially responsible and sustainable manner, we published our second annual Sustainability Report in November 2021.
* As these are non-GAAP measures, we have included a reconciliation to the most directly comparable GAAP measure in Appendix A.

Net Sales

CAGR: 8%
$1250 M
$1000 M
$750 M
$500 M
$250 M
0
$899 M
$1090 M
$1221 M
$1131 M
$1213M
2017
2018
2019
2020
2021

Adjusted EBITDA*

CAGR: 13%
$ 200 M
$ 150 M
$ 100 M
$ 50 M
$ 0 M
$111.5 M
12.4 % Adjusted EBITDA margin*
$158.6 M
14.6% Adjusted EBITDA margin*
$191.3 M
15.7% Adjusted EBITDA margin*
$182.2 M
16.1% Adjusted EBITDA margin*
$180.5 M
14.9 % Adjusted EBITDA margin*
2017
2018
2019
2020
2021

Cumulative Returns to Stockholders

FEDERAL SIGNAL + 195%
S&P MIDCAP 400 + 85%
S&P INDUSTRIALS + 83%
RUSSELL 2000 + 76%
$ 300
$ 250
$ 200
$ 150
$ 100
$ 50
2016
2017
2018
2019
2020
2021

This graph assumes that the value of the investment in the Company's common stock, and in each index, was $100 on December 31, 2016 and assumes reinvestment of all dividends through December 31, 2021.

PROPOSAL 2: ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NEOs
Key Elements of our 2021 Executive Compensation Program:

Compensation Elements	Performance Based	Primary Financial Metric(s)	Terms
Base Salary		N/A	Assessed annually based on individual performance and market data to ensure we attract and retain highly qualified executives.
Short-Term Incentive Bonus (Cash) (1)	✓	Earnings and EBITDA Margin	Annual cash awards designed to incentivize executives to achieve Company and individual objectives.
Achievement of financial targets weighted 80%.
Achievement of individual objectives weighted 20%.
Designed to pay out between 0% and 200% of bonus opportunity based on financial and individual performance.
Capped at a maximum of 200% of bonus opportunity.
Long-Term Incentive Bonus (Equity) (2)			Annual equity awards link long-term financial interests of executives to those of our stockholders and also support retention.
• Performance Share Units (“PSUs”)	✓	Earnings Per Share (“EPS”) from Continuing Operations and Return on Invested Capital (“ROIC”)	PSUs are earned only if the threshold is met during a three-year performance period. Any earned shares vest at the end of the performance period.
• Stock Options (3)	✓	Stock Price	Stock options only have value if share price increases over grant date value. Stock options vest ratably over three years.
• Restricted Stock		N/A	Restricted stock awards cliff vest after three years.
Indirect Compensation		N/A	Includes access to the same health and welfare and retirement plans available to other eligible employees.
(1)In considering the design of the Federal Signal Corporation Short Term Incentive Bonus Plan (“STIP”) for 2022, the Compensation and Benefits Committee decided to again use the same combination of financial and individual objectives metrics, with the financial metric weighted at 80%, and the individual objectives metric weighted at 20%.
(2)For 2021, long-term equity incentive awards granted to executives in connection with the annual grant were split between PSUs (50%), non-qualified stock options (25%), and time-based restricted stock (25%). The Compensation and Benefits Committee maintains the discretion and flexibility to grant additional equity-based incentives on a case-by-case basis, in accordance with our compensation philosophy.
(3)In our view, stock options are inherently at-risk because they only have value if our share price increases over the grant date value.
PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2022
Deloitte & Touche LLP has served as our independent registered public accounting firm since June 2013. Our Board has accepted the recommendation of the Audit Committee and selected Deloitte & Touche LLP to serve in this same role for fiscal year 2022.

1415 West 22nd Street, Oak Brook, Illinois 60523
Proxy Statement for Annual Meeting of Stockholders To Be Held on Tuesday, April 26, 2022
GENERAL INFORMATION
Our Board is soliciting your proxy for use at the virtual Annual Meeting of Stockholders to be held on Tuesday, April 26, 2022, at 8:30 a.m., Central Daylight Time. Due to ongoing concerns relating to the coronavirus pandemic, and to support the health and well-being of our stockholders, directors, and employees, the Annual Meeting will be held virtually via the Internet. It is our intent to conduct an in-person meeting next year, assuming that then-applicable conditions permit. Whenever we refer in this proxy statement to the “Annual Meeting” we are also referring to any meeting that results from an adjournment or postponement of the Annual Meeting.
The Annual Meeting will be held for the following purposes:
1.    To elect seven directors;
2.    To approve, on an advisory basis, the compensation of our NEOs;
3.    To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2022; and
4.    To transact such other business that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.
This year we are again furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing copies to each stockholder, in order to save costs and reduce the environmental impact of our Annual Meeting. On March 11, 2022, we mailed a Notice of Internet Availability to our stockholders. The Notice of Internet Availability contains instructions on how to access this proxy statement, the Notice of Annual Meeting to Stockholders and our 2021 Annual Report on Form 10-K on the Internet at www.proxyvote.com. Stockholders wishing to receive a printed copy of our proxy materials should follow the instructions provided in the Notice of Internet Availability to request a printed copy. Those stockholders who previously requested printed or electronic copies of our proxy materials will receive a printed or electronic copy, as applicable. Printed copies were first mailed on or around March 11, 2022.
Voting Your Shares
Only stockholders owning shares of our common stock on February 28, 2022, the “record date,” are entitled to vote. Each stockholder will be entitled to one vote for each share owned on the record date for each of the seven directorships and on each other matter presented at the Annual Meeting. On the record date, there were 60,931,540 shares of our common stock issued and outstanding.
You may vote on the above matters in the following ways:
•Before the Annual Meeting, by Telephone or via the Internet: You may vote by telephone or via the Internet by following the instructions included in the Notice of Internet Availability and in these proxy materials;
•By Written Proxy: If you received a printed copy of the proxy materials, you may vote by written proxy by signing, dating and returning the proxy card in the postage-paid envelope provided; or
•At the Annual Meeting: To attend and participate at the Annual Meeting, please visit www.virtualshareholdermeeting.com/FSS2022 and log in with your 16-digit control number included in your proxy materials. You may begin to log into the meeting platform beginning at 8:15 a.m. Central Daylight Time on April 26, 2022. The Annual Meeting will begin promptly at 8:30 a.m. Central Daylight Time on April 26, 2022. We encourage our stockholders to access the meeting prior to its start time. Instructions on how to participate and ask questions via the Internet during the Annual Meeting are posted to www.virtualshareholdermeeting.com/FSS2022. If you have lost or misplaced your 16-digit control number, you will still be able to log in to the meeting platform as a guest. However, if you are logged in as a guest, you will not be able to vote your shares or submit questions during the meeting. If you experience technical difficulties with the meeting platform, a phone number will be listed on the virtual meeting login page which you can call for technical assistance. If you have additional questions with respect to the meeting platform, please contact Investor Relations at IR@federalsignal.com or otherwise following the directions under the heading “Stockholder Questions.”
Our Amended and Restated By-Laws (“By-Laws”) provide that a majority of the outstanding shares, present in person, virtually via the Internet or by proxy, will constitute a quorum at the Annual Meeting. For purposes of determining if a quorum is present, we will count: (i) all shares that are voted on any proposal; and (ii) all shares that are designated as “withholding” authority to vote for a nominee or nominees or “abstaining” from any proposal, as shares represented at the Annual Meeting.
If you return a proxy card, but no specific voting instructions are given with respect to a proposal, your shares will be voted “for all” of the seven director nominees named on the proxy card, “for” the advisory approval of the compensation of the Company’s NEOs, and “for” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2022.
If you hold your shares in more than one account, you will receive a Notice of Internet Availability for each account. To ensure that all of your shares are voted, please vote by telephone or via the Internet for each account or, if you have requested printed materials, sign, date and return a proxy card for each account in the postage-paid envelope provided.
Broker Non-Votes
Under the rules governing brokers who have record ownership of shares they hold in street name for clients who beneficially own such shares, a broker may vote such shares in its discretion on “routine” matters if the broker has not received voting instructions from its client. However, a broker cannot exercise its discretion to vote shares on “non-routine” matters absent voting instructions from its client. When a broker votes a client’s shares on some but not all of the proposals presented at the Annual Meeting, each non-routine proposal for which the broker cannot vote because it has not received a voting instruction from the client is referred to as a “broker non-vote.” Only Proposal 3 is a routine matter; Proposals 1 and 2 are non-routine matters. Therefore, if your shares are held in street name and you do not provide instructions to your broker as to how your shares are to be voted on Proposals 1 and 2, your broker will not be able to vote your shares on these proposals. Your vote is important! We urge you to provide instructions to your broker so that your votes may be counted.
Votes Required
Our By-Laws provide that in an uncontested election, as is the case in this election, a nominee for director shall be elected to the Board if the votes cast “for” a director exceed the “withhold” votes cast with respect to such director nominee’s election (Proposal 1). Pursuant to our Corporate Governance Guidelines, each director must, as a condition to being nominated, tender an advance irrevocable contingent resignation to the Nominating and Governance Committee. If the director does not receive more total votes cast “for” his or her election than total “withhold” votes cast, the Board, after evaluating the Nominating and Governance Committee’s recommended course of action, may accept that director’s previously tendered contingent resignation. The Board will take action within 180 days following the election and will disclose its decision publicly including, if applicable, the reasons for rejecting a resignation.
The affirmative vote of a majority of the votes cast will be required for:
•The approval, on an advisory basis, of the compensation of our NEOs (Proposal 2); and
•The ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2022 (Proposal 3).
In tabulating the voting results for Proposals 1 and 2, shares that constitute broker non-votes are not considered votes cast on that proposal. For Proposals 1, 2 and 3, abstentions are not considered votes cast and are disregarded.
Shares Held in the Federal Signal Corporation Retirement Savings Plan (the “Retirement Savings Plan”)
Our Retirement Savings Plan held 724,644 shares of our common stock in the name of Vanguard Fiduciary Trust Company (“Vanguard”), as trustee of the Retirement Savings Plan, as of February 28, 2022. If you are a participant in our Retirement Savings Plan, you will also receive a Notice of Internet Availability with respect to shares held on your behalf in the Retirement Savings Plan. If no proper voting direction is received, Vanguard, in its capacity as the Retirement Savings Plan Trustee, will vote your shares held in the Retirement Savings Plan in the same proportion as votes received from other participants in the Retirement Savings Plan.

Revocability of Proxy
You may revoke your proxy at any time before it is voted by:
•Voting by telephone or via the Internet on a later date, or delivering a later-dated proxy card if you requested printed proxy materials, prior to or at the Annual Meeting;
•Filing a written notice of revocation with our Corporate Secretary at Federal Signal Corporation, 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary; or
•Attending the Annual Meeting via the Internet and voting your shares (Note: attendance alone at the Annual Meeting will not revoke a proxy).
Manner of Solicitation and Solicitation Costs
We will pay the costs of proxy solicitation for the Annual Meeting. Proxies may be solicited by correspondence, electronically, telephone, mail or otherwise. Our directors, officers and employees may solicit proxies but they will not receive any extra compensation for these services. We will reimburse brokers and other nominee holders for their reasonable expenses incurred in forwarding proxy materials to beneficial owners. We do not intend to retain professional proxy solicitation assistance, but we may utilize professional services in the future.
Stockholder Questions
If you have any questions about the Annual Meeting, please submit them to Federal Signal Corporation, 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary, or call our Corporate Secretary at 630-954-2012. If you would like to receive printed copies of the proxy materials, please follow the instructions on the Notice of Internet Availability.
OWNERSHIP OF OUR COMMON STOCK
Common stock is our only class of voting securities. The following table identifies beneficial owners, of which we are aware, that hold more than five percent of our common stock as of February 28, 2022.
Beneficial Owners of More than Five Percent of Our Common Stock

Name	Amount and Nature of Beneficial Ownership		Percent of Outstanding Common Stock (1)
BlackRock, Inc.	9,207,856	(2)	15.1%
55 East 52nd Street
New York, NY 10055
The Vanguard Group	3,970,846	(3)	6.5%
100 Vanguard Blvd.
Malvern, PA 19355
(1)Based on 60,931,540 shares of common stock issued and outstanding as of February 28, 2022.
(2)Based solely on a Schedule 13G (Amendment No. 1) filed with the SEC on January 27, 2022, in which BlackRock, Inc. reported that, as of December 31, 2021, it had sole voting power over 9,137,737 shares and sole dispositive power over 9,207,856 shares.
(3)Based solely on a Schedule 13G (Amendment No. 4) filed with the SEC on February 10, 2022, in which The Vanguard Group reported that, as of December 31, 2021, it had shared voting power over 114,371 shares, sole dispositive power over 3,803,438 shares, and shared dispositive power over 167,408 shares.

Stock Ownership of Directors and Management
The following table sets forth the beneficial ownership of our common stock held by each of our directors and NEOs individually and as a group as of February 28, 2022.

Name (1)	Amount and Nature of Beneficial Ownership (2)(3)(4)	Percent of Outstanding Common Stock (5)
Daniel A. DuPré	132,415	*
Lauren B. Elting	22,024	*
Ian A. Hudson	98,277	*
Eugene J. Lowe, III (6)	12,150	*
Dennis J. Martin (6)	745,056	1.2%
Bill Owens (6)	50,034	*
Shashank Patel (6)	179	*
Brenda L. Reichelderfer (6)	81,366	*
Jennifer L. Sherman	752,849	1.2%
Mark D. Weber	72,888	*
John L. Workman (6)	56,726	*
All Directors and Executive Officers as a Group (11 persons) (7)	2,023,964	3.3%
(1)All of our current directors and officers use our Company address: 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523.
(2)Totals include shares subject to stock options exercisable within 60 days of February 28, 2022 as follows: Mr. DuPré, 60,947; Ms. Elting, 12,621; Mr. Hudson, 29,946; Mr. Martin, 226,863; Ms. Sherman, 285,755; Mr. Weber, 37,351; and Dr. Workman, 5,000. All directors and executive officers as a group hold stock options exercisable within 60 days of February 28, 2022 with respect to 658,483 shares. Totals for Ms. Sherman also include 58,098 shares held in our Retirement Savings Plan.
(3)Totals include shares earned in connection with PSUs granted in 2019. Such shares vested on December 31, 2021, and were issued to recipients, net of shares withheld to satisfy applicable withholding taxes, on or around March 1, 2022 in the following amounts: Mr. DuPré, 2,777; Ms. Elting, 963; Mr. Hudson, 4,947; Ms. Sherman, 22,106; and Mr. Weber, 5,689.
(4)Totals do not include restricted stock units that are vested but for which delivery has been deferred at the election of the director, as follows: Mr. Martin, 5,590; and Mr. Owens, 19,734.
(5)Based upon 60,931,540 shares of common stock issued and outstanding as of February 28, 2022 and, for each director or executive officer or the group, the number of shares subject to stock options exercisable by such director or executive officer or the group within 60 days of February 28, 2022. The use of “*” denotes percentages of less than 1%.
(6)Denotes non-employee director. Mr. Patel was appointed as a director on October 25, 2021.
(7)The information contained in this row of the table is based upon information furnished to us by the named individuals above and from our records. Each director and officer claims sole voting and investment power with respect to the shares listed above.

PROPOSAL 1
ELECTION OF SEVEN DIRECTORS
In accordance with the recommendation of the Nominating and Governance Committee, our Board has nominated the following seven individuals for election at the Annual Meeting to hold office for one year or until their successors are elected and qualified: Eugene J. Lowe, III, Dennis J. Martin, Bill Owens, Shashank Patel, Brenda L. Reichelderfer, Jennifer L. Sherman and John L. Workman. All director nominees are incumbent members of our Board.
Pursuant to our By-Laws, in an uncontested election, as is the case in this election, a nominee for director shall be elected to the Board if the votes cast “for” such nominee’s election exceed the “withhold” votes cast with respect to such nominee’s election. Each of the nominees has consented to being named in this proxy statement and to serve if elected. If any of the nominees should decline or be unable to serve as a director, the persons named as proxies will vote your proxies for such other nominee(s) as the Nominating and Governance Committee may nominate to provide for a full Board.
The Board recommends a vote “FOR ALL” nominees for director proposed by the Board.
Information Regarding Directors and Nominees
On an annual basis, the Nominating and Governance Committee reviews with our Board the applicable skills and characteristics required of Board nominees and recommends nominees to the Board. The Nominating and Governance Committee is comprised solely of independent members of our Board.
When identifying nominees, the Nominating and Governance Committee considers: (i) current Board composition; (ii) past performance for existing director nominees; (iii) the Company’s objectives and position; and (iv) the qualifications and qualities of individual candidates. Characteristics with particular relevance and weight include core competencies, experience, independence, level of commitment, integrity, high personal and professional ethics, personal accomplishment, understanding of our business, gender, age, ethnic and other diversity. The Nominating and Governance Committee may also engage a third party to assist in identifying potential director nominees.
The Nominating and Governance Committee believes that the seven individuals nominated for election at the Annual Meeting meet its objectives for identifying director nominees, as summarized below:
•57% of our director nominees have a tenure of more than six years, with two directors serving for between two and six years, and one director serving for less than two years;
•The average age of our directors and nominees is 64 years;
•29% are female;
•Two of our directors self-identify as a member of a minority group; and
•Six are independent, with Ms. Sherman, our CEO, being the only director not considered independent.
For additional information on each of our directors and nominees, set forth below are their respective biographical summaries, along with a description of the key qualifications and relevant experience that led the Board to conclude that he or she is well-qualified to serve as a member of our Board.

Mr. Lowe has served as President and CEO and a director of SPX Corporation (“SPX”) (NYSE: SPXC) since September 2015. SPX is a supplier of highly engineered products and technologies, holding leadership positions in the HVAC, and detection and measurement markets. He was appointed an officer of SPX in 2014 and previously served as Segment President, Thermal Equipment and Services, from 2013 to 2015; President, Global Evaporative Cooling, from 2010 to 2013; and Vice President of Global Business Development and Marketing, Thermal Equipment and Services, from 2008 to 2010. Prior to joining SPX, Mr. Lowe held positions with Milliken & Company, Lazard Technology Partners, Bain & Company, and Andersen Consulting.
Eugene J. Lowe, III
Age: 54	Key Qualifications:
Director since February 2019	• Current public company CEO with vast experience in operations
• Expertise in strategic planning and marketing
• Extensive business development experience
Committees:
• Audit

Mr. Martin was named Chairman of the Board on January 1, 2017. He previously served as our Executive Chairman beginning in January 2016, and as our President and CEO from October 2010 through December 2015. Mr. Martin has been a member of our Board since March 2008. Prior to becoming our President and CEO, Mr. Martin served as an independent business consultant to manufacturing companies. Mr. Martin served as a director of Essendant Inc. (formerly NASDAQ: ESND), a leading supplier of workplace essentials, from July 2016 to January 2019. From May 2001 to August 2005, Mr. Martin was the Chairman, President and CEO of General Binding Corporation, a manufacturer and marketer of binding and laminating office equipment (formerly NASDAQ: GBND), until its acquisition by Acco World Brands. Mr. Martin served as a director of HNI Corporation, a provider of office furniture and hearths (NYSE: HNI), from July 2000 to May 2016. Mr. Martin served on the Board of Directors of Coleman Cable, Inc. (“Coleman”), a manufacturer and innovator of electrical and electronic wire and cable products (formerly NASDAQ: CCIX), from February 2008 until February 2014 when Coleman was purchased by Southwire Company. Mr. Martin also served on the Board of Directors of A. O. Smith Corporation, a manufacturer of water heating systems and electric motors (NYSE: AOS), from January 2004 until December 2005.
Dennis J. Martin
Age: 71	Key Qualifications:
Director since March 2008	• Expertise in manufacturing and business process engineering
• Accomplished sales strategist
• In-depth knowledge of our Company and its operations as our former President and CEO
Committees:
• None

Mr. Owens serves as a Senior Director of government law and policy at Greenberg Traurig, LLP, an international law firm. Mr. Owens served as Governor of Colorado from 1999 to 2007. Prior to that, he served as Treasurer of Colorado and as a member of the Colorado Senate and the Colorado House of Representatives. In 2021, Mr. Owens joined the Board of Directors of Ocean Biomedical Inc., a privately-owned biopharmaceutical company that partners with leading scientists and research institutions to accelerate the translation of new discoveries into breakthrough medicines. From 2010 to 2020, Mr. Owens served on the Board of Directors of High Point Resources (formerly Bill Barrett Corporation), an independent oil and gas company (NYSE: HPR). From 2010 to 2019, Mr. Owens served on the Board of Directors of Cloud Peak Energy, Inc., a sub-bituminous steam coal producer (formerly NYSE: CLD). Mr. Owens served on the Board of Directors of Key Energy Services, Inc. an oil well services company (OTC: KEGX) from 2007 to 2016. On February 27, 2022, Mr. Owens resigned as the Chairman of the Supervisory Board of the Credit Bank of Moscow, a position he had held with the investor-owned bank headquartered in Moscow since 2013.

Bill Owens
Age: 71	Key Qualifications:
Director since April 2011	• Extensive experience in international business
• Management expertise across a broad range of industries
Committees:	• Distinguished government background
•Nominating and Governance (Chair)
•Compensation and Benefits

Since July 2018, Mr. Patel has served as the CFO of Watts Water Technologies, Inc. (“Watts”) (NYSE: WTS), a global manufacturer of plumbing, heating, and water quality product lines. Prior to joining Watts, Mr. Patel spent a combined 21 years globally at Xylem Inc. (NYSE: XYL) and ITT Corporation (NYSE: ITT), holding several leadership positions of increased responsibilities in finance, operations and engineering. Mr. Patel graduated from the University of London with a Bachelor of Science in chemical engineering and received an MBA from the Peter Drucker School of Management at Claremont Graduate University in California.

Shashank Patel
Age: 61	Key Qualifications:
Director since October 2021	• Current public company CFO with vast experience leading global finance organizations
• Management expertise across a broad range of industries
• Financial expertise
Committees:
• Audit

Ms. Reichelderfer was elected Lead Independent Director of the Board effective April 30, 2019, and has served as a director since October 2006. Since March 2021, she has served on the Board of Directors of John Wood Group PLC, a global leader in consulting and engineering, operating across energy and the built environment (LSE: WG). Since January 2016, she has served on the Board of Directors of Moog Inc., a designer and manufacturer of precision motion and fluid control systems for aerospace, defense and industrial markets worldwide (NYSE: MOG-A). Ms. Reichelderfer also serves on the Board of Directors of Tribus Aerospace (“Tribus”), an aerospace components manufacturing group owned by a private equity firm, a position she has held since November 2017. From June 2021 through January 2022, Ms. Reichelderfer served as Interim CEO of Tribus while it searched for a new leader. Ms. Reichelderfer serves on the Board of Directors of Hermetic Solutions Group, a military/aerospace component supplier owned by a private equity firm, a position she has held since February 2019. From July 2008 to December 2017, she was Senior Vice President and Managing Director of TriVista Business Group. From June 2011 to April 2017, Ms. Reichelderfer served on the Board of Directors of Meggitt PLC, a global defense and aerospace firm, the shares of which are listed on the London Stock Exchange (LSE: MGGT). Until May 2008, Ms. Reichelderfer was Group President (from December 1998), Senior Vice President (from December 2002) and Corporate Director of Engineering and Chief Technology Officer (from October 2005) of ITT Inc., a global engineering and manufacturing company (NYSE: ITT). Ms. Reichelderfer self-identifies as a member of a minority group.

Brenda L. Reichelderfer
Age: 63	Key Qualifications:
Director since October 2006	• Expertise in growing industrial and aerospace businesses
• Extensive experience in operations, innovation and new product development
Committees:	• Significant international business experience
•Compensation and Benefits (Chair)
•Nominating and Governance

Ms. Sherman was appointed President and CEO of our Company on January 1, 2016, and joined our Board on the same date. Prior to that, she served as our COO from April 2014 through December 2015, Chief Administrative Officer from October 2010 to April 2014 and General Counsel from March 2004 to November 2015. Ms. Sherman has been an employee of our Company since 1994. She also serves on the Board of Directors of Franklin Electric Co., Inc., a global water and fueling system manufacturer (NASDAQ: FELE), a position she has held since January 2015. Ms. Sherman is also committed to supporting non-profit organizations through her board participation in a number of charities, including the Field Museum and WTTW/WFMT (Chicago Public Television and Fine Arts Radio).

Jennifer L. Sherman
Age: 57	Key Qualifications:
Director since January 2016	• In-depth understanding of our Company and its industry
• Extensive experience across a broad range of areas, including finance, legal, compliance, governance and business operations
Committees:
• None

Dr. Workman retired in June 2014 as CEO of Omnicare, Inc., a healthcare services company specializing in the management of pharmaceutical care in 47 states, a position he had held since June 2012 (formerly NYSE: OCR). From February 2011 to June 2012, he was Omnicare's President and Chief Financial Officer (“CFO”) and held the position of Executive Vice President and CFO from November 2009 until February 2011. Dr. Workman also served on the Board of Directors of Omnicare, Inc. from September 2012 to June 2014. From September 2004 to November 2009, Dr. Workman served as Executive Vice President and CFO of HealthSouth Corporation (now Encompass Health Corporation) (NYSE: EHC)), a provider of inpatient rehabilitation services in the U.S. Dr. Workman held the positions of CEO (from February 2003 to April 2004), COO (from October 2002 to February 2003), and CFO (from August 1998 to October 2002) of U.S. Can Corporation (formerly NYSE: USC), a manufacturer of aerosol and general line cans sold in the U.S., Europe and South America. Dr. Workman has been a member of the Board of Directors of Agiliti Health, Inc. (formerly Universal Hospital Services, Inc.) (“Agiliti”), a private company that provides technology and medical equipment to the healthcare industry services, since November 2014 and was Agiliti’s non-Executive Chairman of the Board until April 2015. Since July 2015, Dr. Workman serves as a director of CONMED Corporation (NYSE: CNMD), an international manufacturer of equipment and disposables for orthopedic and other general lines of surgery. He has also served as a director of Care Capital Properties, Inc. (formerly NYSE: CCP), a healthcare REIT, from August 2015 until the company’s merger with Sabra Health Care Reit (NASDAQ: SBRA). Dr. Workman is a Certified Public Accountant (inactive).
John L. Workman
Age: 70	Key Qualifications:
Director since February 2014	• Broad-based executive and leadership experience in a variety of businesses and disciplines
• Financial expertise
Committees:	• Executive experience with focus on optimizing capital structure
•Audit (Chair)
•Compensation and Benefits
•Nominating and Governance

INFORMATION CONCERNING THE BOARD
Board Leadership Structure and Role in Risk Oversight
We separate the roles of CEO and Chair of the Board. Separating these positions allows our CEO to focus on the day-to-day leadership and performance of our Company while allowing our Chairman to lead our Board in its fundamental role of providing advice to and oversight of management. The independent Board members have also elected a Lead Independent Director who serves as principal liaison between the CEO and the independent directors, approves agendas for Board meetings, chairs meetings of the independent directors in executive sessions and provides independent governance oversight of management. Our Board believes that separating the roles of CEO and Chair, with an independent director serving as Lead Independent Director, is the appropriate leadership structure for our Company at this time and demonstrates our commitment to good corporate governance. The Board retains the authority to modify this leadership structure as and when appropriate to best address the Company’s current circumstances and to advance the interests of all stockholders.
Our Board has overall responsibility for the oversight of risk management. Day-to-day risk management is the responsibility of management, which has implemented the Enterprise Risk Management process to identify, assess, manage and monitor risks that our Company faces. Enterprise Risk Management is administered by our Company officers and is discussed and reviewed by our executive management. Our Internal Audit function is responsible for monitoring the program.
Our Board, either as a whole or through its Committees, regularly discusses with management: (i) our major risk exposures; (ii) the potential impact of such exposures on our Company; and (iii) the steps we take to monitor, control and remediate such exposures. In addition, the Board receives an annual overview of significant risks along with risk mitigation plans.
As an example of this process, the Company’s Chief Information Officer (“CIO”) reports any significant information technology matters to the Board. Such reports are held at least annually and more frequently if considered necessary. The most recent report was presented to the Board in December 2021, when the CIO reported on the progress that the Company has made on several cybersecurity initiatives.
While our Board is ultimately responsible for risk oversight at our Company, our Board Committees assist the Board in fulfilling its oversight responsibilities in certain areas. In particular, the Audit Committee focuses on the management of financial and accounting risk exposures. The Compensation and Benefits Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. Finally, the Nominating and Governance Committee focuses on the management of risks associated with Board organization, membership and structure, as well as the organizational and governance structure of our Company.
Attendance at Board and Committee Meetings
During fiscal year 2021, our Board held seven meetings, the Audit Committee held seven meetings, the Compensation and Benefits Committee held six meetings and the Nominating and Governance Committee held eight meetings. Our Corporate Governance Guidelines require regular attendance by our directors at Board meetings and their respective Committee meetings. With the exception of Dr. Mudge, who retired from the Board effective April 27, 2021, and Mr. Patel, who was appointed as a director on October 25, 2021, all directors who served in 2021 attended our Annual Meeting as well as at least 75% of our Board meetings and their respective Committee meetings. Mr. Patel attended all 2021 Board meetings and his respective Committee meetings held in 2021 following his appointment.
Independence of Members of the Board
The Board has determined that all of its directors, other than Ms. Sherman, qualify as independent. In making this determination, the Board considered the tests for determining the independence of directors set forth in Section 303A.02 of the NYSE Listed Company Manual. The Board also reviewed information provided by the directors and nominees in questionnaires and other certifications concerning their relationships to our Company (including relationships of each director’s immediate family members and other associates to our Company).
Committees of the Board
Pursuant to our By-Laws, we have established standing Board Committees, including: (i) Audit; (ii) Compensation and Benefits; and (iii) Nominating and Governance. The Board has determined that all of the members of these Committees are independent as defined under applicable NYSE and SEC rules. The Board has adopted a charter for each Committee to comply with the requirements of the NYSE and applicable law, copies of which are available on our website at www.federalsignal.com.

Current Committee Membership

Name	Audit	Compensation and Benefits	Nominating and Governance
Eugene J. Lowe, III (1)	✓	—	—
Dennis J. Martin	—	—	—
Bill Owens (2)	—	✓	Chair
Shashank Patel (1) (3)	✓	—	—
Brenda L. Reichelderfer	—	Chair	✓
Jennifer L. Sherman	—	—	—
John L. Workman (1)	Chair	✓	✓
(1)The Board has determined that each of Mr. Lowe, Mr. Patel and Dr. Workman qualifies as an “audit committee financial expert” as defined by the SEC.
(2)Mr. Owens was appointed to the Audit Committee effective April 27, 2021, when Dr. Mudge retired from the Board, and served in that capacity until Mr. Patel joined the Audit Committee.
(3)Mr. Patel joined the Audit Committee on October 25, 2021, simultaneous with his appointment to the Board.
Audit Committee
The Audit Committee is responsible for monitoring:
•The integrity of our financial statements;
•The qualifications and independence of our independent registered public accounting firm;
•The performance of our internal audit function and independent registered public accounting firm; and
•Our compliance with legal and regulatory requirements, including our Policy for Business Conduct for all employees and Code of Ethics for our CEO and senior officers.
In fulfilling its role, the Audit Committee reviews the design and operation of internal control processes and the manner in which we control our major financial risk exposures. The Audit Committee has direct and regular access to our financial executives, including our Director of Internal Audit, Corporate Controller, CFO, Chief Compliance Officer (“CCO”) and independent auditor. The Audit Committee has the sole authority to appoint or replace our independent auditor, and is directly responsible for overseeing its work and determining its compensation. The Audit Committee also considers and approves the performance of non-audit services by our independent auditor, taking into consideration the effect that the performance of non-audit services may have upon our auditor’s independence. None of the Audit Committee members serves on more than three audit committees of publicly traded companies (including our Company).
Compensation and Benefits Committee
The Compensation and Benefits Committee is responsible for formulating and overseeing effective implementation of our compensation and benefits philosophy. This Committee sets compensation objectives, determines the components of compensation and establishes and evaluates performance goals for our executive officers. The functions of this Committee are further described in this proxy statement under the heading “Compensation Discussion and Analysis.”
The Compensation and Benefits Committee recently conducted a compensation risk assessment of the various elements of our Company’s overall compensation programs, including incentive compensation programs. The Compensation and Benefits Committee reviewed current and evolving best practice guidance and our compensation programs and policies, including appropriate internal controls to mitigate and reduce risk. The Compensation and Benefits Committee concluded that our compensation programs and policies are in accordance with best practices and do not create excessive and unnecessary risk. The Company and the Compensation and Benefits Committee strive to maintain proper policies and procedures to ensure ongoing management and assessment of compensation practices as they relate to best practices and risk.
Nominating and Governance Committee
The Nominating and Governance Committee is responsible for recommending guidelines to the Board for corporate governance, including the structure and function of our Board, its Committees and the management of our

Company. This Committee also identifies and recommends nominees for election to our Board and advises the Board regarding appropriate director compensation.
Effective March 10, 2022, this Committee will be referred to as the Governance and Sustainability Committee, to incorporate its oversight responsibility for the Company’s environmental and social initiatives, in addition to its current oversight of governance and other matters.
Stockholders may recommend individuals to the Nominating and Governance Committee to be considered as potential directors by giving written notice to our Corporate Secretary at least 90 days, but not more than 120 days, prior to the anniversary of the preceding year’s Annual Meeting. Such recommendations must be accompanied by the specific information required by our By-Laws, including but not limited to: (i) the name and address of the nominee; (ii) the number of shares of our common stock beneficially owned by the stockholder (including associated persons) nominating such nominee; and (iii) an SEC-appropriate consent by the nominee to serve as a director if elected. If you would like to receive a copy of the provisions of our By-Laws setting forth all of the requirements, please send a written request to Federal Signal Corporation, 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary. The Nominating and Governance Committee will consider stockholder nominees on the same basis as other nominees.
The Nominating and Governance Committee has set no specific minimum qualification for a nominee to the Board. Under our Corporate Governance Guidelines, no person may stand for election as director: (i) after attaining age 75 without a waiver from the Board; (ii) if he or she serves on more than five boards of publicly traded companies; or (iii) if he or she is the CEO of a publicly traded company and serves on more than three boards of publicly traded companies.
Pursuant to our director resignation policy contained in our Corporate Governance Guidelines, each director nominee must, as a condition to being nominated, tender an advance irrevocable contingent resignation to the Nominating and Governance Committee. If the director does not receive more total votes cast “for” his or her election than total “withhold” votes cast, the Board, after evaluating the Nominating and Governance Committee’s recommended course of action, may accept that director’s previously tendered contingent resignation. The Board will take action on the Nominating and Governance Committee’s recommendation within 180 days following the election and will disclose its decision publicly including, if applicable, the reasons for rejecting a resignation.
Director Compensation in the Last Fiscal Year
The following table details the compensation provided to each non-employee director for fiscal year 2021. Our President and CEO, Ms. Sherman, did not receive any additional compensation for her service on our Board in 2021.
Non-Employee Director Compensation in Fiscal Year 2021

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	Other Compensation (4)	Total
Eugene J. Lowe, III	$79,000	$110,000	$—	$—	$189,000
Dennis J. Martin (5)	$120,000	$120,000	$—	$—	$240,000
Richard R. Mudge (6)	$25,425	$—	$—	$—	$25,425
Bill Owens (7)	$93,988	$110,000	$—	$2,000	$205,988
Shashank Patel (8)	$15,419	$—	$—	$—	$15,419
Brenda L. Reichelderfer (9)	$112,000	$110,000	$—	$—	$222,000
John L. Workman	$103,000	$110,000	$—	$—	$213,000
(1)Effective July 1, 2021, the cash compensation paid to each non-employee director, other than the Chair and the Lead Independent Director, was increased from $65,000 to $75,000.
(2)Each non-employee director is issued a stock award annually. The annual award is determined by dividing the grant date value of the equity award (i.e., in 2021, $120,000 in the case of our Chairman and $110,000 for all other non-employee directors) by the closing price of our common stock on the grant date. Amounts stated reflect the grant date fair value computed in accordance with Accounting Standards Codification 718 “Compensation — Stock Compensation” (“ASC 718”). The following awards were granted to non-employee directors on April 27, 2021, at a closing share price of $41.26: 2,909 shares of common stock to Mr. Martin as Chairman; 2,667 shares of common stock to Ms. Reichelderfer as Lead Independent Director; and 2,667 shares of common stock to each of Mr. Lowe and Dr. Workman. Mr. Owens received 2,667 deferred shares in the form of restricted stock units. As of December 31, 2021, each non-employee director held the following aggregate number of shares: Mr. Lowe, 12,150 shares, Mr. Martin, 523,783 shares, including 5,590 deferred shares held in the form of restricted stock units; Mr. Owens, 69,768 shares, including 25,282 deferred shares held in the form of restricted stock units; Mr. Patel, 179 shares; Ms. Reichelderfer, 81,366 shares; and Dr. Workman, 51,726 shares. Directors electing to defer the receipt of shares have the right to receive a cash payment, at the same time as the ultimate distribution of the applicable shares, equal to the dividends that would have been received if the director had elected to receive such shares upon issuance. As of December 31, 2021, accumulated dividend equivalents associated with these deferred stock units were as follows: Mr. Martin, $6,932; and Mr. Owens, $24,269. Annual stock awards to non-employee directors vest immediately upon issuance.
(3)Effective in fiscal year 2018, certain changes were made to non-employee director compensation to align with director compensation programs utilized by the Company’s peer group, including elimination of initial non-qualified stock option awards to new directors upon their appointment to the Board. As of December 31, 2021, the only non-employee directors with outstanding stock options were as follows: Mr. Martin, 226,863; and Dr. Workman, 5,000.
(4)“Other Compensation” represents the Company’s match of donations made by directors to eligible charitable organizations during 2021.
(5)Mr. Martin served as Chairman during 2021. His fees in the first column are comprised of an annual retainer of $120,000 which he received in that capacity.
(6)Dr. Mudge retired as a non-employee director effective April 27, 2021. His fees in the first column are comprised of the pro-rata payment of an annual retainer and Committee membership fees, reflecting services provided during 2021.
(7)Following Dr. Mudge’s retirement, Mr. Owens was appointed to the Audit Committee effective April 27, 2021, and served in that capacity until Mr. Patel joined the Audit Committee on October 25, 2021. His fees in the first column include the pro-rata payment of fees earned as a member of the Audit Committee during that period.
(8)Mr. Patel was appointed as a non-employee director effective October 25, 2021. His fees in the first column are comprised of the pro-rata payment of an annual retainer and Audit Committee membership fees totaling $13,767 and $1,652, respectively. As Mr. Patel has not yet met his target stock ownership level, 50% of his fees earned in 2021 were paid in shares of our common stock, with the remainder paid in cash.
(9)Ms. Reichelderfer served as Lead Independent Director during 2021. Her fees in the first column are comprised of an annual retainer of $90,000 which she received in that capacity.

Additional Information about Director Compensation
In advising our Board on compensation for non-employee directors, the Nominating and Governance Committee may consult third-party advisors (as it did with respect to director compensation in 2021), generally available source material, proxy statements and data from peer companies. Non-employee directors receive both cash and equity compensation and are subject to a stock ownership requirement designed to align their interests with those of our stockholders. Our employee director, Ms. Sherman, is subject to stock ownership requirements as an executive officer (see “Compensation Discussion and Analysis — Executive Stock Ownership Requirements”).
Cash Compensation
The table below sets forth our fiscal year 2021 cash compensation structure for non-employee directors. Effective January 1, 2021, the cash compensation paid to the Lead Independent Director was increased from $87,500 to $90,000. Effective July 1, 2021, the cash compensation paid to each non-employee director, other than the Chair and the Lead Independent Director, was increased from $65,000 to $75,000.
2021 Cash Compensation of Our Non-Employee Directors

Annual Retainer
Chair	$120,000
Lead Independent Director	$90,000
Director (excluding Chair and Lead Independent Director)	$75,000
Audit Committee Chair	$21,000
Audit Committee Member (non-Chair)	$9,000
Compensation & Benefits Committee Chair	$16,000
Compensation & Benefits Committee Member (non-Chair)	$6,000
Nominating & Governance Committee Chair	$13,500
Nominating & Governance Committee Member (non-Chair)	$6,000
Equity Compensation
Our non-employee directors typically receive an annual stock award as partial compensation for their Board service. Such stock awards vest immediately. In 2021, the annual stock award granted to each non-employee director, other than the Chair, was increased from $100,000 to $110,000. The table below sets forth the value of the equity awards granted on April 27, 2021, the date of our 2021 Annual Meeting of Stockholders, to our non-employee directors as compensation for their service in fiscal year 2021.
2021 Annual Equity Awards Granted to Non-Employee Directors

Grant Date $ Value of Common Stock Award
Chair	$120,000
Lead Independent Director	$110,000
All other non-employee directors	$110,000
The number of shares of common stock awarded is determined by dividing the dollar amount of the award by the closing market price of our common stock on the grant date.
Director Deferred Stock Compensation Program
Our non-employee directors may elect before the beginning of each year to defer receipt of some or all of the shares of Company stock that they are entitled to receive as compensation for Board service during the upcoming year. Under this program, instead of receiving shares of Company stock, the director receives an equivalent number of restricted stock units that are ultimately distributable as common shares of Company stock on or about a date selected by the director or, in the absence of a date selected by the director, upon the termination of the services of the director as a member of our Board. Directors electing to defer the receipt of shares have the right to receive a cash payment, at the same time as the ultimate distribution of the applicable shares, equal to the dividends that would have been received if the director had elected to receive such shares upon issuance. Directors are given a one-time right to further defer the original distribution of stock to a date that is at least five years after the originally scheduled payment date. Distributions under the program are payable in shares of Company stock, along with the cash equivalent of associated dividends at the time of stock distribution. Of our current directors, Mr. Owens elected to defer stock under the program during 2021. As of December 31, 2021, accumulated dividend equivalents associated with deferred stock units were as follows: Mr. Martin, $6,932; and Mr. Owens, $24,269.
Director Stock Ownership Guidelines
We require our non-employee directors to hold shares of Company stock valued at five times their annual retainers. Until target ownership is achieved, 50% of a non-employee director’s total compensation will be paid in shares of our common stock. Target ownership value is measured annually. Once a determination is made that target ownership has been achieved, a subsequent decrease in the Company’s share price will not impact that determination. Non-employee directors are not permitted to sell shares prior to achieving their ownership target. However, a non-employee director may tender shares to: (i) satisfy withholding taxes upon the exercise of stock options; or (ii) pay the exercise price upon the exercise of stock options. After a non-employee director has met his or her target ownership requirement, he or she is required to retain at least 50% of the net shares received from any exercised options (over and above target ownership level) for at least two years from the date of vesting. With the exception of Mr. Patel, who was appointed as a director on October 25, 2021, all of our non-employee directors had met their target ownership levels as of December 31, 2021.
CORPORATE GOVERNANCE, BUSINESS CONDUCT AND CODE OF ETHICS;
STOCKHOLDER COMMUNICATIONS WITH DIRECTORS
We are committed to good corporate governance. We believe the foundation of our corporate governance is: (i) the independence of our directors; (ii) the separation of the roles of CEO and Chair of the Board; (iii) the election of a Lead Independent Director; and (iv) our commitment to both responsible corporate citizenship and the interests of our stockholders. In accordance with the requirements of the NYSE and the Sarbanes-Oxley Act of 2002, our Board has adopted Corporate Governance Guidelines as well as charters for each of the standing Board Committees. These guidelines and charters, as well as our Company Policy for Business Conduct and Policy for Business Conduct - Directors (together, the “Business Conduct Policies”) and a Code of Ethics, which is applicable to our President and CEO and our other senior financial officers, are available for review on our website at www.federalsignal.com. We intend to post on our website any amendments to, or waivers from, the Code of Ethics within four business days of such amendment or waiver.
The non-employee directors of the Board meet in executive session without management, as appropriate. The Lead Independent Director chairs meetings of the independent directors in executive sessions. Directors may be contacted as a group, by Committee or individually, and the Chairman, Lead Independent Director or the non-employee directors as a group may be contacted on an anonymous and/or confidential basis by addressing a letter to Federal Signal Corporation, 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary. These letters will be forwarded to the Chair, Lead Independent Director or the non-employee directors as designated in the letter. We encourage our directors to attend our Annual Meetings of Stockholders. With the exception of Dr. Mudge, who retired from the Board effective April 27, 2021, and Mr. Patel, who was appointed as a director on October 25, 2021, all directors who served in 2021 attended our Annual Meeting of Stockholders.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During fiscal year 2021, all directors who served on the Compensation and Benefits Committee were independent directors. No member of the Compensation and Benefits Committee was a current or former employee of the Company. None of our executive officers served on the compensation committee (or its equivalent) or board of directors of another company that, in turn, had an executive officer serving on our Compensation and Benefits Committee and/or our Board.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
We maintain policies and procedures relating to the review, approval or ratification of transactions in which our Company participates and our directors, executive officers, 5% stockholders (if any) or their family members have a direct or indirect material interest. Our Business Conduct Policies (available at www.federalsignal.com) prohibit our directors, executive officers, employees and, in some cases, their family members, from engaging in certain activities without prior written consent. These activities typically relate to situations where the individual may have significant financial or business interests in another company competing with or doing business with us, or stands to benefit in some way from such a relationship or activity. Specifically, our Business Conduct Policies prohibit: receiving or giving gifts or prizes above a nominal value from or to customers or suppliers; working for a customer or supplier or engaging in outside profit-making activities in any area of business in which we operate; representing any outside commercial interest during normal business hours or when traveling on Company business; lending to or borrowing money from individuals affiliated with an entity with whom we conduct business; owning any part of any customer’s or supplier’s business (excluding routine investments in publicly traded companies); using Company property, information or positions for improper personal gain or benefit; and engaging in Company business with any entity in which a family member has an executive position or a significant financial interest unless approved in advance. Since all types of prohibited transactions cannot be listed, we encourage our directors, executive officers and employees to seek advice before proceeding if there is any doubt regarding the appropriateness of an arrangement under our Business Conduct Policies.
Pursuant to our Business Conduct Policies and the Audit Committee Charter, our CEO, CFO, Corporate Controller, and CCO implement our Business Conduct Policies, and the Audit Committee reviews, approves, ratifies and makes recommendations to our Board regarding related-party transactions.
Additionally, each year we require our directors, including nominees for director, and executive officers to complete a questionnaire identifying, among other things, any transactions or potential transactions with us in which the individual, or one of his or her family members or associated entities, has an interest. We also require that directors and executive officers notify our CCO as soon as possible of any changes during the course of the year to the information provided in the annual questionnaire.
During fiscal year 2021, we determined that none of our directors, nominees for director, executive officers, stockholders owning more than 5% of our common stock or immediate family members of any such persons engaged in a transaction with us in which he or she had a direct or indirect material interest that required disclosure under applicable SEC rules.

COMPENSATION DISCUSSION AND ANALYSIS
In this section, we provide information about the material components of our executive compensation programs for our 2021 NEOs:
•Jennifer L. Sherman, President and CEO;
•Mark D. Weber, Senior Vice President and COO;
•Ian A. Hudson, Senior Vice President and CFO;
•Daniel A. DuPré, Vice President and General Counsel; and
•Lauren B. Elting, Vice President, Corporate Controller
We encourage you to read this section in conjunction with Proposal 2, the advisory vote to approve the compensation of our NEOs (the “Say-on-Pay Advisory Vote”) regarding compensation of our NEOs, as this section includes: (i) a review of our 2021 performance; (ii) a description of the role of our Compensation and Benefits Committee (the “Committee”) in setting and determining compensation; and (iii) a summary of our 2021 NEO compensation.
The Committee values and carefully considers stockholder feedback on its Say-on-Pay Advisory Vote. In accordance with the stockholder vote at our 2017 Annual Meeting regarding the frequency of the Say-on-Pay Advisory Vote, advisory votes on executive compensation are conducted annually. The Committee’s recommended compensation programs for our NEOs were endorsed by approximately 97% of the advisory votes cast at our 2021 Annual Meeting.
Executive Summary
Coronavirus Update
The coronavirus pandemic adversely impacted our operating results for the year ended December 31, 2020. As market conditions have gradually improved, we have seen strong recovery in customer demand, with orders for the year ended December 31, 2021 increasing by $492 million, or 47%, compared to the prior year. This order improvement has contributed to a record backlog of $629 million as of December 31, 2021.
However, the pace of economic recovery in many countries and high levels of demand have placed significant pressure on global supply chains, which has been exacerbated by labor shortages and transportation challenges. In particular, there have been significant global shortages in semi-conductors and component parts, which among other things has led to a decline in the availability of chassis in North America. These supply chain disruptions have impacted our ability to obtain certain raw materials and purchased components that are necessary to our production processes, including the ability to obtain a sufficient quantity of chassis from third-party suppliers to maximize production efficiencies and deliver products to our customers. With these supply chain challenges, we have also experienced increases in the cost of raw materials, such as steel, and have taken measures designed to mitigate the associated impacts. While we were able to largely mitigate these issues during the year ended December 31, 2021, we cannot provide any assurance that such mitigation efforts will be successful in addressing further supply chain disruption, especially with respect to chassis, which may impact our ability to service our customers, effectively roll out and realize price increases to offset the effects of commodity inflation and sustain our profit margins.
We continue to closely monitor the impact of the pandemic, and its emerging variants, on our business, including how it is affecting our employees, customers, supply chain and distribution network. The overall magnitude of the direct and indirect impact of the pandemic on our operating and financial results remains uncertain and will largely depend on the duration of the pandemic and the measures implemented in response, as well as the effect on our customers and suppliers.
Operating and Financial Performance in 2021
Despite the challenges created by the coronavirus pandemic, the Company was able to sustain a high level of financial performance and make progress against several long-term objectives in 2021. Included among the Company’s highlights in 2021 were the following:
•Orders exceeded $1.5 billion for the first time in the Company’s history, and were up $492 million, or 47%, from last year.
•Backlog at December 31, 2021 was $629 million, a new Company record, and more than double the backlog at the end of last year.

•Net sales for the year ended December 31, 2021 were $1.2 billion, an increase of $82 million, or 7% from last year.
•For the year ended December 31, 2021, we reported operating income and income from continuing operations of $130.7 million and $100.6 million, respectively.
•On a consolidated basis, we reported adjusted EBITDA* of $180.5 million for the year ended December 31, 2021, which translated to an adjusted EBITDA margin* of 14.9%, towards the high end of our target range.
•Cash flow from continuing operating activities for the year ended December 31, 2021 was $101.8 million.
•With the positive operating cash flow, we ended the year with $41 million of cash and $209 million of availability for borrowings under our $500 million credit facility, which was executed in July 2019. The five-year facility can be increased by an additional $250 million for acquisitions.
•With our strong balance sheet, positive operating cash flow, and capacity under our revolving credit facility, we are well positioned to continue to invest in internal growth initiatives, pursue strategic acquisitions and consider ways to return value to stockholders, as we did during 2021:
◦Our capital expenditures in 2021 were approximately $37 million, most of which related to the acquisition of our Elgin, Illinois manufacturing facility, which we had previously leased. We also continued to make strategic investments for the future by purchasing new machinery and equipment aimed at gaining operating efficiencies and expanding capacity at several of our production facilities.
◦We continue to invest in new product development and are encouraged that these efforts will provide additional opportunities to further diversify our customer base, penetrate new end-markets or gain access to new geographic regions.
◦We completed three acquisitions in 2021, with the additions of OSW, Ground Force and Deist providing us with opportunities to expand our geographic footprint and augment our specialty vehicle product offerings.
◦We demonstrated our commitment to returning value to our stockholders by paying cash dividends of $22.0 million, and spending $15.4 million repurchasing shares under our authorized repurchase program.
•Our eighty-twenty improvement initiatives remain a critical part of our culture and we continue to focus on reducing product costs and improving manufacturing efficiencies across all our businesses.
•To highlight our ongoing focus on operating in a socially responsible and sustainable manner, we published our second annual Sustainability Report in November 2021.
* As these are non-GAAP measures, we have included a reconciliation to the most directly comparable GAAP measure in Appendix A.

Executive Compensation Program Updates During Fiscal Years 2021 and 2022
The Committee took a number of actions with respect to our compensation and benefits programs, including the following:
•In considering NEO base salaries for 2021, the Committee delayed any decisions until the second quarter of 2021, after gathering additional data on market-based compensation practices, taking into account the ongoing impact of the pandemic. As a result, adjustments to the base salaries of our NEOs for 2021 were deferred until May 1, 2021.
•In 2021, in considering the performance metrics applicable to annual cash incentive awards made under the STIP, the Committee decided to again use a combination of financial and individual objectives metrics but decided to reduce the weighting of the individual objective metric to 20% (from 30%) and increase the weighting of the financial metric to 80% (from 70%). The Committee believes that placing greater weight on financial metrics creates the opportunity to more effectively drive stockholder value. With these changes, the STIP in 2021 comprised the following components: earnings (weighted at 60%), EBITDA margin (weighted at 20%), and individual objectives (weighted at 20%).
•In 2021, long-term equity incentive award grants to our NEOs consisted of the following: 50% PSUs, 25% stock options, and 25% restricted stock awards. The equity mix aligns with market-based executive incentive compensation practices while maintaining alignment of incentive pay with the Company’s long-term focus, goals, and initiatives.
•In setting targets for PSUs granted as part of the annual award in 2021, the Committee retained both a three-year performance period and the applicable performance metrics, i.e., EPS from continuing operations (weighted at 75%) and return on invested capital (weighted at 25%).

•In considering the design of the STIP for 2022, the Committee decided to retain the same methodology that was used in 2021.

Current Measures of Performance and Time Horizons

	Measures	Time Horizon	
Cash Bonus (STIP)	•Earnings (60%) •EBITDA Margin (20%) •Individual Objectives (20%)	One Year	**Short-Term** Annual Goals •Profitability and growth •Market share
Performance Share Units	•EPS (75%) •Return on Invested Capital (25%)	Three Years	**Long-Term** 3 Year Performance and Vesting Periods •Profitability and growth •Shareholder value creation •Efficient use of capital •Facilitates stock ownership •Executive retention
Restricted Stock Awards	•Time-Based	Three Years	**Long-Term** 3 Year Cliff Vesting •Executive recruitment •Executive retention
Stock Options	•Share Price Appreciation	Ten Years	**Longer-Term** 3 Year Ratable Vesting Period and 10 Year Exercise Period •Shareholder value creation •Facilitates stock ownership •Executive retention

Compensation Philosophy and Objectives
Our executive compensation programs link compensation to the performance and growth of our businesses, aligning the interests of our executives with those of our stockholders in a manner designed to maximize the returns for both. Our compensation programs: (i) include individual performance objectives; (ii) emphasize teamwork; and (iii) reward employees who think and behave like business owners. Our executive compensation philosophy is guided by the following principles:
•Executive compensation must be linked to the achievement of strategic, financial and operational goals that successfully drive growth in stockholder value;
•Total targeted compensation must be competitive, during all business cycles, to attract, motivate and retain experienced executives with leadership abilities and talent necessary for the Company’s short-term and long-term success, profitability and growth, while taking into account Company performance and external market factors;
•The portion of compensation that is variable based on performance and therefore at-risk should increase with officer level and responsibility;
•Performance should be evaluated holistically and include assessment of objectives relative to applicable Environmental, Social and Governance risk and metrics;
•Executive awards should differ based on actual performance to ensure alignment with stockholder value (actual pay can be above or below target pay); and
•Equity ownership and holding requirements align the interests of executives with the interests of stockholders and help build long-term value.
Willis Towers Watson (“WTW”), our independent compensation consultant in 2021, assisted us in a survey of compensation practices of comparator peer companies to ensure that our executive compensation programs are competitive with the market. Our comparator peer group is reviewed bi-annually and refined as appropriate to reflect the appropriate median revenue and industry classification composition.
Our cash and equity incentive plans reflect our compensation philosophy and are designed to drive both short-term and long-term value creation.
Role of Our Compensation and Benefits Committee
The Committee establishes and oversees our general compensation and benefits philosophy, and approves compensation and benefits for our executive officers. Specifically, the Committee:
•Establishes our compensation philosophy, sets broad compensation objectives and evaluates compensation to ensure that it complies with and promotes our compensation philosophy and objectives;
•Determines the various elements and design of our executive compensation, including base salary, annual cash incentives, long-term equity incentives, retirement, health and welfare benefits and perquisites;
•Establishes performance goals for our President and CEO and oversees the establishment of performance goals for our other executive officers and for each business unit;
•Evaluates annually each executive officer’s performance in light of the goals established for the most recently completed year;
•Establishes each executive officer’s annual compensation level based upon the individual’s performance, our financial results, the amount of compensation paid to comparable executive officers at comparable companies, the awards given to the individual in past years and our capacity to fund the compensation;
•Reviews our President and CEO’s annual succession planning report and executive development recommendations for her direct reports;
•Reviews benefit and compensation programs and plans to ensure incentive pay does not encourage unnecessary risk taking; and
•Retains and oversees advisors it may engage periodically to assist in the performance of its role.
On an annual basis, our Board reviews the performance of our President and CEO, who in turn reviews the performance of each of our other executive officers and then presents the recommended compensation adjustments and awards to the Committee. The Committee has the discretion to modify or reject any recommended adjustment or award to these executive officers. The compensation of our President and CEO is determined solely by the Committee, using market data provided by the Committee’s independent compensation consultant and meeting in executive session without her present.
Elements of Executive Compensation
Our compensation programs consist of a number of components that support our compensation objectives:
•Base salary;
•Annual cash incentives;
•Long-term equity incentives;
•Retirement, health and welfare benefits; and
•Perquisites.
Our programs allow us to balance individual and Company goals and achievements in determining executive pay. Weighing these factors within the framework of our compensation philosophy, the Committee determines appropriate adjustments to base salary, cash incentive awards and equity grants for our executive officers.
We believe that the percentage of at-risk compensation should generally increase in proportion with the executive’s position and level of responsibility. At-risk compensation includes PSUs, stock options, restricted stock awards and cash incentives. In 2021, approximately 81% of our President and CEO’s total target compensation was at-risk, and approximately 65% of our other NEOs’ total compensation was at-risk.
Base Salaries
The two most important factors considered in setting base salaries for our NEOs are individual performance from the prior year and competitive market data. For fiscal year 2021, the base salaries of our executive officers were targeted to be at the 50th percentile of competitive market data, on average, and were evaluated in the context of total compensation. For fiscal year 2021, the annual base salaries of our NEOs ranged from 4% below to 8% above the market midpoint target. The Committee also considers: (i) current base salary relative to the targeted level; (ii) level of job responsibility and performance, including any substantive increases in responsibility during the year; (iii) prior experience and breadth of knowledge; (iv) market factors; and (v) length of service.
Annual Cash Incentives
Annual cash incentives may be earned and paid through the STIP, based on the achievement of: (i) one or more financial objectives; and (ii) individual performance. For fiscal year 2021, the financial objectives component represented 80% of the target annual bonus opportunity and the individual performance component comprised the remaining 20%, as further described below:
•Financial Objectives (80% of target annual bonus opportunity in 2021)
For each of our NEOs, the Company’s financial objectives during fiscal year 2021 were based on consolidated earnings and EBITDA margin.

For fiscal year 2021, the Committee elected to use two metrics for the financial objectives component: (i) an earnings measure, weighted at 60% of the target annual bonus opportunity; and (ii) EBITDA margin, weighted at 20% of the target annual bonus opportunity.
Target goal achievement results in a corresponding cash incentive award equal to a pre-set percentage of the executive’s base salary. The pre-set percentage for each executive is based on competitive market data as well as other factors including (i) level of job responsibility; (ii) prior experience and breadth of knowledge; and (iii) market factors. Threshold level of performance against the financial targets pays out at 33% of target, target level of performance against the financial targets pays out at 100% of target, and maximum level of performance against the financial targets pays out at 200% of target. If performance falls between the threshold and target goals or the target and maximum goals, the bonus percentage and resulting cash incentive award earned is interpolated on a straight-line basis between the end-points.
•Individual Objectives (20% of target annual bonus opportunity in 2021)
The remaining target annual bonus opportunity is based on the achievement of individual objectives, consisting of an individual performance goals rating and a competencies rating. Performance is measured by the numerical scores the executive receives in the annual performance appraisal process. Based on an assessment of performance and contributions to the Company, an individual has the opportunity to earn to up to 200% of the individual objective target. We believe that including an individual performance component allows us to reward outstanding individual performance regardless of overall financial performance and to limit bonuses for those who have underperformed.
In considering the design of the STIP for 2022, the Committee decided to use the same combination of financial and individual objectives metrics. The following chart outlines the components of the STIP for fiscal year 2022:

Component	Company Level
Earnings (60% of the target annual bonus opportunity)	Based on consolidated income before income taxes. As Company income taxes are impacted by external factors outside the control of the majority of STIP participants, the Committee decided that income taxes should not factor into the calculation.
EBITDA Margin (20% of the target annual bonus opportunity)	Based on the ratio of EBITDA divided by total net sales.
Individual Objectives (20% of the target annual bonus opportunity)	Based on the achievement of individual objectives, consisting of an individual performance goals rating and a competencies rating.
Determination of STIP achievement and “clawback” policies
Based on the aggregation of the two components, participants may earn up to 200% of their target annual bonus opportunity. Calculations of award levels and actual performance levels are subject to adjustment at the discretion of the Committee. Historically, the Committee has made adjustments to awards and actual performance levels for items considered to be extraordinary or nonrecurring or other items the Committee determines should not impact the awards to plan participants, favorably or unfavorably.
The Committee believes our annual cash incentive design motivates individuals and ensures accountability. At the same time, the Committee retains broad discretion to adjust or discontinue annual cash incentives on an annual basis to accommodate changing market conditions and Company objectives. Typically, in February of each year, the Committee determines the annual cash incentive awards, if any, based upon prior-year performance. Payouts generally occur in March.
Annual cash incentive payments are subject to a “clawback” policy under which we require that, to the extent practicable upon the occurrence of specified events, a Section 16 Officer must repay a portion of his or her performance bonus payment plus a reasonable rate of interest. The clawback policy is triggered by: (i) an accounting restatement or a determination by our Board that the performance results were materially inaccurate; and (ii) a determination that the amount of such performance-based bonus would have been less than the amount previously paid to such Section 16 Officer, taking into account the restated financial results or otherwise corrected performance results. STIP payments are also subject to applicable SEC clawback rules which may be adopted from time to time.
Long-Term Equity Incentives
We believe equity ownership plays a key role in merging the interests of our executives with our stockholders. Our long-term equity incentive awards are designed to simultaneously attract, motivate and retain experienced executives and to encourage their commitment to our long-term business strategy and success. Typically, the Committee grants long-term equity incentive awards on an annual basis as well as periodically upon promotion or hiring. We have stock ownership guidelines for our executive officers and key management personnel designed to ensure continued ownership as discussed herein under the heading “Executive Stock Ownership Requirements.”
The Committee emphasizes pay-for-performance by structuring awards to our Section 16 Officers with three components, i.e., PSUs, stock options and restricted stock awards.
The table below illustrates the mix of our annual equity awards that have been used since 2017:

Compensation Elements	Mix	Primary Financial Metric(s)
PSUs (1)	50%	EPS from Continuing Operations (75%); and ROIC (25%)
Stock Options	25%	Stock Price
Restricted Stock	25%	N/A
(1)For PSUs granted in fiscal year 2019, the performance period was the three-year period ended on December 31, 2021. Based on actual results over the performance period, shares were earned at 94% of target. In the first quarter of 2022, earned shares were issued to recipients who were employed by the Company on December 31, 2021. For PSUs granted as part of the annual incentive award in fiscal years 2020 and 2021, the performance period was also set at three years such that actual performance will be determined at the end of fiscal years 2022 and 2023, respectively.
PSUs are earned only if the Company achieves performance targets tied to two key financial metrics — EPS from continuing operations (weighted at 75%) and ROIC (weighted at 25%). In our view, EPS from continuing operations and ROIC are relevant measures because they most directly affect long-term stock price appreciation.
PSU awards utilize threshold, target and maximum goals. Performance at the end of the applicable performance period against those targets results in a corresponding percentage of earning of such awards from 50% at threshold level of performance, to 100% at target level of performance, and to 200% at maximum level of performance. If performance falls between the threshold and target goals or the target and maximum goals, the bonus percentage and resulting equity award earning is interpolated on a straight-line basis between the end-points.
If the Company does not achieve a threshold level of performance for each metric measured independently, no PSUs are earned and no shares are issued with respect to the corresponding percentage of the award tied to that metric. This structure advances our compensation philosophy by strengthening the link between the long-term interests of our executives and stockholders. These awards are valued using the closing price of our common stock on the grant date at target level of performance.
Stock options have value only if our share price appreciates over the grant date stock price, and stock options vest ratably over a three-year period measured from the date of grant and typically expire 10 years from the date of grant.
Restricted stock awards cliff vest three years from the grant date.
Long-term equity incentive awards are subject to clawback in accordance with applicable rules that may be adopted by the SEC from time to time.
The Committee maintains the discretion and flexibility to grant other equity incentives on a case-by-case basis in accordance with our compensation philosophy and to promote internal equity. For example, the Committee may award time-based restricted stock awards or units to certain executives, new hires, executives being promoted, and international employees in particular, in substitution for or in addition to one or more components of the standard grant described above. The award value and the type of grant will take into account applicable law, administrative concerns and competitive market data for the specific executive and country at issue.

Executive Stock Ownership Requirements
We require each of our executive officers to maintain a certain level of Company stock ownership while employed, pursuant to our Stock Ownership Guidelines for Executive Officers and Directors (the “Stock Ownership Guidelines”). Specifically, those executives who have the strongest ability to impact our earnings are subject to the provisions of the Stock Ownership Guidelines. We believe executive equity ownership plays a crucial role in aligning the interests of our executives, key decision-makers and officers and stockholders.
The table below illustrates our target stock ownership requirements for Company executives. Target ownership is expressed as a multiple of the executive officer’s current base salary (i.e., the total stock value of the participant’s holdings must equal or exceed the specified target value) and is measured annually.

Position/Title	Target Ownership Level
President and CEO	5 x Base Salary
CFO	3 x Base Salary
COO	3 x Base Salary
All Other Section 16 Officers	2 x Base Salary
Selected Key Management Personnel and Other Corporate Officers	1 x Base Salary
Executive officers are required to hold, and are not permitted to sell, shares of Company stock prior to achieving their target ownership levels and must maintain their target ownership levels thereafter. Sales of Company stock held in the Retirement Savings Plan are excluded from this restriction. All stock owned outright by the executive (or by an immediate family member), unvested restricted stock, earned PSUs, and shares owned in the Retirement Savings Plan are counted towards satisfaction of the ownership requirements. Once a determination is made that target ownership has been achieved, a subsequent decrease in the Company’s share price will not affect that determination.
Except in limited situations, executives are not permitted to sell shares prior to achieving their ownership target. However, an executive may tender shares to: (i) satisfy withholding taxes upon the vesting of restricted stock shares, PSUs or exercise of stock options; or (ii) pay the exercise price upon the exercise of stock options.
After an executive officer has met his or her target ownership requirement, he or she is required to retain at least 50% of the net shares received from any exercised options or shares of restricted stock that are subject to a vesting schedule (over and above target ownership level) for at least two years from the date of vesting.
Because of our pre- and post-target holding requirements, there is no minimum time to reach target ownership level. As of December 31, 2021, the earned equity holdings of Ms. Sherman, Mr. Hudson and Mr. DuPré exceeded our target ownership levels. Mr. Weber and Ms. Elting joined the Company in January 2018 and January 2017, respectively, and continue to make progress towards achieving their target ownership levels.
Similar guidelines also apply to non-employee directors and are discussed in the section titled “Additional Information about Director Compensation” under the heading “Director Stock Ownership Guidelines.”
Insider Trading Restrictions and Policy Against Hedging and Pledging of Company Stock
Consistent with securities laws and pursuant to our published Insider Trading Policy, we prohibit directors, officers, employees and certain of their family members and other individuals from, among other things: (i) purchasing or selling Company stock while such person is aware of material non-public information; and (ii) providing material non-public information to any person who may trade while aware of such information. Trades by directors, officers and other “insiders” are also prohibited during certain blackout periods.
Per our Insider Trading Policy, we also prohibit all directors, officers and employees from engaging in certain speculative trading activities with regard to Company stock, including but not limited to hedging Company stock, selling Company stock “short,” holding Company securities in a margin account, pledging Company stock, and buying or selling puts or calls or other derivative securities related to Company stock.
Our Insider Trading Policy is published on our website at www.federalsignal.com.
Retirement and Health and Welfare Benefits
We recognize that our employees are critical to our profitable growth and that employee well-being is an important compensation component. We offer a competitive package of Company-sponsored health and welfare benefits to all eligible employees, including our NEOs.

Retirement and Health and Welfare Benefits
Retirement Plans
The majority of our U.S. employees, including all of our NEOs, participate in our Retirement Savings Plan, a qualified, 401(k) defined contribution plan. The Retirement Savings Plan includes both a matching component and an additional service-based Company contribution, providing an opportunity for enhanced benefits. Effective beginning January 1, 2018, eligible employees receive a Company-matching contribution of 100% of the first 3% of compensation that a participant contributes and 50% of the next 2%. In addition, the Company makes an annual contribution of between 0.5% and 3%, depending on a participant’s years of service. The service-based contribution may be made to the Retirement Savings Plan or the Company’s Savings Restoration Plan.

For those eligible employees who wish to defer additional income, but are subject to certain limits of the Internal Revenue Code, our non-qualified Savings Restoration Plan restores Company contributions through a notional Company contribution and notional earnings from investments, and provides investment choices similar to those available under the Retirement Savings Plan. All of our NEOs participated in the Savings Restoration Plan during 2021.

Certain employees, including one of our NEOs, continue to participate in our defined benefit plan. We froze years of service under the plan on December 31, 2006 and wage increases froze on December 31, 2016. Accordingly, the plan is considered to be fully frozen.

Health and Welfare Plans
NEOs may participate in the same broad-based, market-competitive health and welfare plans (medical, prescription, dental, vision, wellness, life and disability insurance) that are available to other eligible employees.
Matching Gifts
We match donations made by an employee or director to eligible charitable organizations, up to a total of $3,000 per year. The Company’s aggregate matching contribution is capped at $100,000 per year.
Perquisites
We provide executives with modest perquisites that the Committee deems reasonable and consistent with our compensation philosophy. We currently provide the following perquisites:
•airline club memberships;
•auto allowances;
•life insurance;
•executive physicals; and
•identify theft protection subscriptions.
The Committee periodically reviews the amount and nature of perquisites and may approve additional perquisites on an individual basis in its discretion. No other additional perquisites were approved for fiscal year 2021.

Setting Actual Compensation for Our NEOs
Our compensation actions for our NEOs are summarized below.
Base Salary
In setting NEO base salaries for fiscal year 2021, the Committee evaluated and weighed Company and individual performance, level of responsibility and actual salary compared to the targeted level. The table below sets forth base salary information for each of our NEOs for fiscal years 2020 through 2021.

Name	2020 Annual Base Salary (1)	Revised 2020 Annual Base Salary (1)	2021 Annual Base Salary (2)
Jennifer L. Sherman	$850,894	$827,475	$875,000
Mark D. Weber	$500,000	$485,825	$550,000
Ian A. Hudson	$425,000	$413,077	$445,000
Daniel A. DuPré	$350,000	$340,209	$365,000
Lauren B. Elting	$248,000	$241,048	$255,000
(1)To support the Company’s cost reduction efforts in response to the economic impact of the pandemic, effective at the beginning of the third quarter of 2020, the Company rolled back the merit-based salary increases which had previously applied to each of our NEOs for 2020.
(2)In considering NEO base salaries for 2021, the Committee delayed any decisions until the second quarter of 2021, after gathering additional data on market-based compensation practices, taking into account the ongoing impact of the pandemic. As a result, adjustments to the base salaries of our NEOs for 2021 were deferred until May 1, 2021.
Annual Cash Incentive Payments
Financial-Based Incentive Compensation
For fiscal year 2021, the financial-based metric consisted of an earnings component, weighted at 60% of the total opportunity, and an EBITDA margin component, weighted at 20%. For all of our NEOs, we measured the earnings component at the Company level based on consolidated income before income taxes, while the EBITDA margin component was measured as the sum of earnings, interest expense, tax expense, depreciation and amortization expense divided by net sales.
The threshold, target and maximum goals relating to the financial-based incentives at the Company level are set forth below.

	Threshold	Target	Maximum
Earnings ($ in millions)	$125.8	$138.7	$158.9
EBITDA margin %	15.0%	15.8%	16.8%
Aggregate Targets and Actual Incentive Compensation
The table below sets forth target annual bonus opportunities under our STIP for each of our NEOs for fiscal year 2021.
2021 — Aggregate Targets

Name	Target Bonus Opportunity as Percentage of Salary	Target Financial- Based Incentive	Target Individual Performance- Based Incentive	Total Target Incentive
Jennifer L. Sherman	110%	$770,000	$192,500	$962,500
Mark D. Weber	70%	$308,000	$77,000	$385,000
Ian A. Hudson	65%	$231,400	$57,850	$289,250
Daniel A. DuPré	50%	$146,000	$36,500	$182,500
Lauren B. Elting	40%	$81,600	$20,400	$102,000
The annual incentive bonuses awarded to our NEOs for fiscal year 2021 performance under the applicable financial and individual performance-based measures are shown below.

2021 — Aggregate Payments

Name	Payment Based on Company Performance	Payment Based on Individual Performance	Total STIP Payment as Percentage of Total Target Incentive	Total STIP Payment
Jennifer L. Sherman	$346,500	$385,000	76%	$731,500
Mark D. Weber	$138,600	$154,000	76%	$292,600
Ian A. Hudson	$104,130	$115,700	76%	$219,830
Daniel A. DuPré	$65,700	$63,875	71%	$129,575
Lauren B. Elting	$36,720	$40,800	76%	$77,520
Based on actual performance at the Company level against targets in 2021, the Committee determined a payout percentage of 45% of target for the financial-based incentives.
For fiscal year 2022, the annual cash incentive awards will again consist of financial and individual objective metrics weighted at 80% and 20%, respectively. The financial metric will consist of an earnings component, weighted at 60% of the overall opportunity, and an EBITDA margin component, weighted at 20%.
Long-Term Equity Incentives
In 2021, the Committee granted long-term equity incentive awards in the form of options, PSUs, and time-based restricted stock as specified below:
•Ms. Sherman, Mr. Weber, Mr. Hudson, Mr. DuPré, and Ms. Elting were granted options to purchase 53,507; 15,682; 12,915; 7,381; and 2,474 shares of our common stock, respectively, at an exercise price of $42.86 per share (the closing price of our stock on date of grant). The options vest in three equal annual installments on the first three anniversaries of the grant date.
•Ms. Sherman, Mr. Weber, Mr. Hudson, Mr. DuPré, and Ms. Elting were granted PSUs of 33,831; 9,916; 8,166; 4,666; and 1,563, respectively. Each PSU represents a right to receive up to two shares of our common stock based upon achieving certain performance targets during a three-year performance period ending December 31, 2023. These awards are subject to vesting requirements, whereby each recipient must remain employed through the end of the performance period.
•Ms. Sherman, Mr. Weber, Mr. Hudson, Mr. DuPré, and Ms. Elting were granted restricted stock awards of 16,915; 4,958; 4,083; 2,333; and 781, respectively. The restricted stock awards cliff vest in full on the third anniversary of the grant date, subject to continued employment.
Independent Compensation Consultant
For fiscal year 2021, WTW assisted the Committee in its annual review of our executive compensation programs, including assistance in developing benchmarks for executive compensation and preparation of our proxy statement. WTW also participated in select Committee meetings. The aggregate fees paid to WTW for executive compensation services in fiscal year 2021 totaled $83,205. WTW also provided pension and benefit consulting and other services to the Company during fiscal year 2021 at the request of Company management. The aggregate fees for the additional services totaled $298,437. The Committee discussed the independence of WTW and whether the provision of the additional services created a conflict of interest. In doing so, the Committee considered each of the factors set forth in Rule 10C-1(b)(4) under the Securities Exchange Act of 1934, as amended, and NYSE rules. As part of its review, the Committee received a letter from WTW that discussed its independence and provided relevant disclosure regarding the SEC and NYSE factors.
The Committee determined that WTW was independent based in part on the following:
•The total fees paid to WTW of $381,642 represented approximately 0.004% of its revenue for its 2021 fiscal year-end of $9.4 billion;
•There is no overlap between the WTW team that provided services to the Committee and the WTW team that provided the additional services;
•No member of the WTW team receives additional compensation as a result of the provision of services to the Committee or with respect to the additional services;
•WTW prohibits compensation consultants from owning stock in any company it advises; and
•There are no business or personal relationships between WTW or any member of WTW’s team and any member of the Committee, the Board or any NEO.

After a comprehensive competitive bid process, the Committee selected Meridian Compensation Partners (“Meridian”) as the Company’s independent compensation consultant for 2022. As part of its selection process, the Committee confirmed that Meridian was independent.
Benchmarks for Executive Compensation
Compensation levels for our executives are compared to the compensation paid to executives at the peer companies listed below. Our objective is to attract and retain the most highly qualified executives. In doing so, we draw from a pool of talent that is highly sought after by large and established companies within a market that is global in scope.
The Committee, with the assistance of WTW, reviews and updates the Company’s peer group biennially and as needed to better align our business with relevant comparator companies.
After consulting with WTW, the Committee decided to retain the same peer group in 2021 as in 2020.

2021 Peer Group Companies
• Alamo Group Inc.	• Franklin Electric Co., Inc.
• Altra Industrial Motion Corp.	• Graco Inc.
• Astec Industries, Inc.	• John Bean Technologies Corporation
• Barnes Group Inc.	• MSA Safety Incorporated
• Blue Bird Corporation	• REV Group, Inc.
• Brady Corporation	• Standex International Corporation
• Columbus McKinnon Corporation	• Tennant Company
• Douglas Dynamics, Inc.	• The Manitowoc Company, Inc.
• Enerpac Tool Group Corp. (formerly Actuant Corp.)	• TriMas Corporation
• EnPro Industries, Inc.	• Wabash National Corporation
• ESCO Technologies Inc.
The Company anticipates using this same peer group in 2022.
Compensation Policy Regarding Tax Gross-Up Payments and Limitation of Severance Benefits
Our compensation policy provides as follows:
•Except as noted below, we will not enter into any employment agreement, severance agreement or change-in-control agreement that requires us to make or agree to make any tax gross-up payments to any NEO except for such payments provided pursuant to a relocation or expatriate tax equalization plan, policy or arrangement; and
•Unless approved by a vote of our stockholders entitled to vote in an election of directors, we will not enter into any compensation agreement with any NEO that provides for severance payments (excluding the value of any accelerated vesting of equity-based awards) in an amount exceeding 2.99 times the sum of: (i) the NEO’s highest annual base salary for the year of termination (determined as an annualized amount) or either of the immediate two preceding years; plus (ii) either the NEO’s current target bonus or the highest annual bonus awarded to the NEO in any of the three years preceding the year in which the NEO’s termination of employment occurs (excluding the value of any accelerated vesting of equity-based awards).
This compensation policy does not alter the terms of any agreement or compensation or benefit plan in effect before the adoption of the policy in 2009, including a change-in-control agreement with Ms. Sherman that was executed before 2009.
Impact of Accounting and Tax Treatment on Forms of Compensation Paid
The Committee may consider tax deductibility as a factor in determining executive compensation, but may also choose to structure its compensation arrangements around tax deductibility, to achieve its goal to provide compensation programs that are consistent with its executive compensation philosophy.

COMPENSATION AND BENEFITS COMMITTEE REPORT
The Compensation and Benefits Committee has reviewed and discussed the Compensation Discussion and Analysis provided above with management. The Committee has recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in this proxy statement.
COMPENSATION AND BENEFITS COMMITTEE
Brenda L. Reichelderfer, Chair
Bill Owens
John L. Workman
Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the preceding report shall not be deemed incorporated by reference in any such filings.

EXECUTIVE COMPENSATION
Summary Compensation Table
The table below sets forth information concerning compensation paid to or accrued by our NEOs during the last three fiscal years, except with respect to Ms. Elting who was not an NEO in 2019 or 2020.
Summary Compensation Table for Fiscal Years 2019 through 2021

Name and Principal Position	Year	Salary (1)	Bonus	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Non- qualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
Jennifer L. Sherman, President and CEO	2021	$859,158	$—	$2,174,974	$725,020	$731,500	$—	$181,561	$4,672,213
	2020	$783,158	$—	$1,912,501	$637,499	$1,076,381	$87,342	$194,440	$4,691,321
	2019	$768,809	$—	$1,725,001	$574,995	$1,421,150	$85,332	$194,012	$4,769,299
Mark D. Weber, Senior Vice President and COO	2021	$528,608	$—	$637,500	$212,491	$292,600	$—	$100,298	$1,771,497
	2020	$464,892	$—	$573,736	$191,257	$442,750	$—	$104,946	$1,777,581
	2019	$468,750	$—	$449,985	$150,011	$602,130	$—	$100,917	$1,771,793
Ian A. Hudson, Senior Vice President and CFO	2021	$434,359	$—	$524,992	$174,998	$219,830	$—	$71,740	$1,425,919
	2020	$394,523	$—	$491,254	$163,743	$349,456	$—	$76,141	$1,475,117
	2019	$392,533	$—	$393,741	$131,253	$470,301	$—	$70,934	$1,458,762
Daniel A. DuPré, Vice President and General Counsel	2021	$356,736	$—	$299,977	$100,013	$129,575	$—	$54,340	$940,641
	2020	$326,581	$—	$281,253	$93,745	$208,250	$—	$54,743	$964,572
	2019	$322,801	$—	$224,979	$75,014	$284,830	$—	$54,579	$962,203
Lauren B. Elting, Vice President, Corporate Controller	2021	$250,349	$—	$100,464	$33,523	$77,520	$—	$33,028	$494,884
(1)Includes amounts deferred into the Retirement Savings Plan and the Federal Signal Corporation Savings Restoration Plan (the “Savings Restoration Plan”), a non-qualified deferred compensation plan. In 2021, our NEOs contributed the following amounts to the Retirement Savings Plan: Ms. Sherman, $26,000; Mr. Weber, $26,000; Mr. Hudson, $19,500; Mr. DuPré, $26,000; and Ms. Elting, $17,400. Information relating to our NEOs’ deferrals into the Savings Restoration Plan is detailed within “Post-Retirement Benefits” included in the section titled “Executive Compensation”.
(2)The stock award values represent the aggregate grant date fair values computed in accordance with ASC 718. These figures reflect long-term equity incentive restricted stock awards and PSUs, discussed in the section titled “Compensation Discussion and Analysis — Elements of Executive Compensation” under the heading “Long-Term Equity Incentives.” Restricted stock awards and PSUs granted in fiscal years 2019, 2020, and 2021 were valued at the closing price of our common stock on the grant date, resulting in grant date values of $27.29, $27.80, and $42.86, respectively. The PSU awards granted in 2019, 2020, and 2021 each utilized an EPS metric weighted at 75% and an ROIC metric weighted at 25%, over a three-year performance period. For the PSUs granted in fiscal year 2019, the performance period was the three-year period ending on December 31, 2021. Based on actual results over the performance period, shares were earned at 94% of target. Earned shares were issued to recipients who were employed by the Company on December 31, 2021.
(3)The option award values represent the grant date fair values computed in accordance with ASC 718. These amounts reflect long-term equity incentive stock option grants, discussed in further detail in the sections titled “Compensation Discussion and Analysis — Elements of Executive Compensation” under the heading “Long-Term Equity Incentives” and “Compensation Discussion and Analysis — Setting Actual Compensation for Our NEOs.” The Black-Scholes model is used to estimate the fair value of stock options, resulting in an estimated value of $13.55 for options granted on May 6, 2021; $7.85 for options granted on May 8, 2020; and $8.48 for options granted on May 6, 2019. For information on the assumptions used to calculate the value of the stock option awards, refer to Note 15 — Stock-Based Compensation to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC on March 1, 2022.
(4)Reflects annual cash incentive payments for the year ended December 31, 2021. For a description of these incentive awards, see the section titled “Compensation Discussion and Analysis — Elements of Executive

Compensation” under the heading “Annual Cash Incentives”. Includes the following amounts which NEOs elected to defer into the Retirement Savings Plan and Savings Restoration Plan upon receiving the cash payout in 2022:

	Deferred into Retirement Savings Plan	Deferred into Savings Restoration Plan
Jennifer L. Sherman	$—	$138,985
Mark D. Weber	$11,355	$20,482
Ian A. Hudson	$13,944	$15,388
Daniel A. DuPré	$9,090	$19,436
Lauren B. Elting	$4,651	$4,651
(5)Reflects the actuarial increase in the present value of NEO benefits under all pension plans, including our supplemental pension plans, determined using interest rate and mortality rate assumptions consistent with those used in our financial statements, and includes amounts which the NEO may not currently be entitled to receive because such amounts are not vested. The present value of the benefits for Ms. Sherman, the only NEO who participates in the Company’s pension plan, decreased by $19,490 in 2021. Earnings on deferred compensation are not reflected in this column because the return on earnings is calculated in the same manner and at the same rate as earnings or losses on externally managed investments of employees participating in the Retirement Savings Plan, and dividends on our common stock are paid at the same rate as dividends paid to stockholders.
(6)All other compensation in fiscal year 2021 includes the following aggregate perquisites and other items:

All Other Compensation	Jennifer L. Sherman	Mark D. Weber	Ian A. Hudson	Daniel A. DuPré	Lauren B. Elting
Auto Allowance	$13,800	$11,400	$11,400	$9,000	$9,000
Retirement Savings Plan Contributions	$4,137	$11,600	$11,600	$10,393	$11,600
Savings Restoration Plan Contributions	$134,878	$69,610	$42,727	$31,363	$10,959
Dividend income (a)	$22,498	$6,280	$5,367	$3,052	$1,091
Matching gifts (b)	$833	$—	$—	$—	$—
Other items (c)	$5,415	$1,408	$646	$532	$378
Total	$181,561	$100,298	$71,740	$54,340	$33,028
(a)    Represents dividend income on unvested restricted stock.
(b)    Represents the Company’s match on donations made by NEOs to eligible charitable organizations during 2021.
(c)    For Ms. Sherman, amounts include $3,195 of executive physical expenses, $600 for membership in the United Airlines United Club, $372 for identify theft protection subscriptions, and $1,248 for life insurance premium payments. For Mr. Weber, amounts include $650 for membership in the United Airlines United Club and $758 for life insurance premium payments. For Mr. Hudson, Mr. DuPré, and Ms. Elting, amounts stated are for life insurance premium payments.

Grants of Plan-Based Awards
The table below sets forth information concerning grants of plan-based awards to our NEOs during fiscal year 2021.
Grants of Plan-Based Awards in Fiscal Year 2021

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)
		Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)
Jennifer L. Sherman		$317,625	$962,500	$1,925,000	—	—	—	—	—	—	$—
	5/6/21	—	—	—	16,916	33,831	67,662	—	—	—	$1,449,997
	5/6/21	—	—	—	—	—	—	16,915	—	—	$724,977
	5/6/21	—	—	—	—	—	—	—	53,507	$42.86	$725,020
Mark D. Weber		$127,050	$385,000	$770,000	—	—	—	—	—	—	$—
	5/6/21	—	—	—	4,958	9,916	19,832	—	—	—	$425,000
	5/6/21	—	—	—	—	—	—	4,958	—	—	$212,500
	5/6/21	—	—	—	—	—	—	—	15,682	$42.86	$212,491
Ian A. Hudson		$95,453	$289,250	$578,500	—	—	—	—	—	—	$—
	5/6/21	—	—	—	4,083	8,166	16,332	—	—	—	$349,995
	5/6/21	—	—	—	—	—	—	4,083	—	—	$174,997
	5/6/21	—	—	—	—	—	—	—	12,915	$42.86	$174,998
Daniel A. DuPré		$60,225	$182,500	$365,000	—	—	—	—	—	—	$—
	5/6/21	—	—	—	2,333	4,666	9,332	—	—	—	$199,985
	5/6/21	—	—	—	—	—	—	2,333	—	—	$99,992
	5/6/21	—	—	—	—	—	—	—	7,381	$42.86	$100,013
Lauren B. Elting		$33,660	$102,000	$204,000	—	—	—	—	—	—	$—
	5/6/21	—	—	—	782	1,563	3,126	—	—	—	$66,990
	5/6/21	—	—	—	—	—	—	781	—	—	$33,474
	5/6/21	—	—	—	—	—	—	—	2,474	$42.86	$33,523
(1)See the section titled “Compensation Discussion and Analysis — Elements of Executive Compensation” under the heading “Annual Cash Incentives.”
(2)These columns include information regarding PSUs. The “Threshold” column represents the minimum amount payable when threshold performance is met (50% of PSUs granted would be earned). If performance is below the threshold performance, no units are earned. The “Target” column represents the amount payable if actual performance is equal to target (100% of PSUs granted would be earned). The “Maximum” column represents the full payout potential under the plan if actual performance is equal to or greater than maximum (200% of PSUs granted would be earned). Shares of Company stock are awarded, if any, as a percentage of the pre-determined target shares for that executive officer ranging from 0% to 200% as determined by the performance against the applicable metrics. For fiscal year 2021, the performance metrics were EPS from continuing operations weighted at 75% and ROIC weighted at 25%, measured over a three-year performance period. The performance period ends on December 31, 2023.
(3)The grant date fair values are determined in accordance with ASC 718. The fair value of restricted stock awards and PSUs granted on May 6, 2021 is based on the closing price of our common stock on the grant date, resulting in an estimated fair value of $42.86. The Black-Scholes model is used to estimate the fair value of stock options, resulting in an estimated value of $13.55 for stock options granted on May 6, 2021.

Pay Ratio of CEO to Median Employee
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO, Ms. Sherman.
In order to calculate the CEO Pay Ratio for the year ended December 31, 2021, we identified our median employee using the following methodology and material assumptions, adjustments, and estimates:
•We selected December 31, 2020 as our identification date for determining the median of the total annual compensation of all employees because it enabled us to make such identification in a reasonably efficient and economic manner. As of that date, we employed approximately 3,500 individuals. This population consisted of our full-time employees, part-time employees and contractors. In identifying our median employee, we included 2,672 employees in the United States and 586 employees located outside of the United States. Consistent with applicable guidance, we excluded contractors from our analysis.
•We used a consistently applied compensation measure, comparing the amount of salary or wages, and bonuses as compiled from our payroll records and other internal records. We identified our median employee by consistently applying this compensation measure to all employees included in our employee population base. Such person’s compensation was calculated in accordance with the Summary Compensation Table guidelines.
During 2021, there was not a significant change in the Company’s employee population or compensation arrangements, or in our median employee’s circumstances that the Company reasonably believes would significantly affect its pay ratio disclosure. As a result, the Company is continuing to use the same median employee for 2021 as used for 2020. On that basis, the Company has recalculated the total annual compensation of our median employee and the CEO pay ratio for the year ended December 31, 2021:
•The median of the total annual compensation of all employees of our Company (other than our CEO) was reasonably estimated to be $60,214;
•The total annual compensation of our CEO, as reported in the “Summary Compensation Table” included in the section titled “Executive Compensation”, was $4,672,213; and
•Based on this information, the ratio of the total annual compensation of our CEO to the median of the total annual compensation of all employees (“CEO Pay Ratio”) was reasonably estimated to be 78 to 1.

Information Regarding Equity Awards
Outstanding Equity Awards at Fiscal Year-End
The table that follows sets forth information concerning outstanding equity awards held by our NEOs at the end of fiscal year 2021.

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised, Unearned Options	Option Exercise Price (2)	Option Expiration Date	Number of Unvested Shares or Stock Units (3)	Market Value of Unvested Shares or Units of Stock (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Unvested Rights (5) (6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Unvested Rights (4) (6)
Jennifer L. Sherman	4/10/15	12,935	—	—	$16.09	4/10/25	—	$—	—	$—
	5/5/16	59,242	—	—	$12.66	5/5/26	—	$—	—	$—
	5/10/17	66,338	—	—	$17.02	5/10/27	—	$—	—	$—
	5/10/18	74,966	—	—	$23.14	5/10/28	—	$—	—	$—
	5/6/19	45,204	22,602	—	$27.29	5/6/29	—	$—	—	$—
	5/6/19	—	—	—	—	—	21,070	$913,174	—	$—
	5/8/20	27,070	54,140	—	$27.80	5/8/30	—	$—	—	$—
	5/8/20	—	—	—	—	—	22,931	$993,830	—	$—
	5/8/20	—	—	—	—	—	—	$—	91,728	$3,975,492
	5/6/21	—	53,507	—	$42.86	5/6/31	—	$—	—	$—
	5/6/21	—	—	—	—	—	16,915	$733,096	—	$—
	5/6/21	—	—	—	—	—	—	$—	67,662	$2,932,471
Mark D. Weber	5/10/18	17,436	—	—	$23.14	5/10/28	—	$—	—	$—
	5/6/19	11,793	5,897	—	$27.29	5/6/29	—	$—	—	$—
	5/6/19	—	—	—	—	—	5,496	$238,197	—	$—
	5/8/20	8,122	16,242	—	$27.80	5/8/30	—	$—	—	$—
	5/8/20	—	—	—	—	—	6,879	$298,136	—	$—
	5/8/20	—	—	—	—	—	—	$—	27,518	$1,192,630
	5/6/21	—	15,682	—	$42.86	5/6/31	—	$—	—	$—
	5/6/21	—	—	—	—	—	4,958	$214,880	—	$—
	5/6/21	—	—	—	—	—	—	$—	19,832	$859,519
Ian A. Hudson	5/10/17	2,796	—	—	$17.02	5/10/27	—	$—	—	$—
	5/10/18	9,878	—	—	$23.14	5/10/28	—	$—	—	$—
	5/6/19	10,319	5,159	—	$27.29	5/6/29	—	$—	—	$—
	5/6/19	—	—	—	—	—	4,809	$208,422	—	$—
	5/8/20	6,953	13,906	—	$27.80	5/8/30	—	$—	—	$—
	5/8/20	—	—	—	—	—	5,890	$255,273	—	$—
	5/8/20	—	—	—	—	—	—	$—	23,562	$1,021,177
	5/6/21	—	12,915	—	$42.86	5/6/31	—	$—	—	$—
	5/6/21	—	—	—	—	—	4,083	$176,957	—	$—
	5/6/21	—	—	—	—	—	—	$—	16,332	$707,829
Daniel A. DuPré	5/9/12	8,227	—	—	$5.50	5/9/22	—	$—	—	$—
	5/9/13	5,427	—	—	$8.40	5/9/23	—	$—	—	$—
	5/5/14	3,477	—	—	$14.48	5/5/24	—	$—	—	$—
	4/10/15	4,356	—	—	$16.09	4/10/25	—	$—	—	$—
	5/5/16	14,812	—	—	$12.66	5/5/26	—	$—	—	$—
	5/10/17	6,923	—	—	$17.02	5/10/27	—	$—	—	$—
	5/10/18	7,847	—	—	$23.14	5/10/28	—	$—	—	$—
	5/6/19	5,897	2,949	—	$27.29	5/6/29	—	$—	—	$—
	5/6/19	—	—	—	—	—	2,748	$119,098	—	$—
	5/8/20	3,981	7,961	—	$27.80	5/8/30	—	$—	—	$—
	5/8/20	—	—	—	—	—	3,372	$146,142	—	$—
	5/8/20	—	—	—	—	—	—	$—	13,490	$584,657
	5/6/21	—	7,381	—	$42.86	5/6/31	—	$—	—	$—
	5/6/21	—	—	—	—	—	2,333	$101,112	—	$—
	5/6/21	—	—	—	—	—	—	$—	9,332	$404,449

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised, Unearned Options	Option Exercise Price (2)	Option Expiration Date	Number of Unvested Shares or Stock Units (3)	Market Value of Unvested Shares or Units of Stock (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Unvested Rights (5) (6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Unvested Rights (4) (6)
Lauren B. Elting	5/10/17	5,592	—	—	$17.02	5/10/27	—	$—	—	$—
	5/10/18	3,487	—	—	$23.14	5/10/28	—	$—	—	$—
	5/6/19	2,162	1,081	—	$27.29	5/6/29	—	$—	—	$—
	5/6/19	—	—	—	—	—	1,007	$43,643	—	$—
	5/8/20	1,380	2,760	—	$27.80	5/8/30	—	$—	—	$—
	5/8/20	—	—	—	—	—	1,169	$50,664	—	$—
	5/8/20	—	—	—	—	—	—	$—	4,676	$202,658
	5/6/21	—	2,474	—	$42.86	5/6/31	—	$—	—	$—
	5/6/21	—	—	—	—	—	781	$33,849	—	$—
	5/6/21	—	—	—	—	—	—	$—	3,126	$135,481
(1)Stock options vest ratably (i.e., one-third annually) over three years from the grant date.
(2)We use the closing price for our common stock, as reported by the NYSE, on the grant date to determine the exercise price of stock options.
(3)The restricted stock grants to Ms. Sherman, Mr. Weber, Mr. Hudson, Mr. DuPré, and Ms. Elting in May 2019, May 2020, and May 2021, vest in full on the third anniversary of the grant date, subject to continued employment.
(4)Based on the closing price of our common stock on December 31, 2021 of $43.34 per share.
(5)The PSUs granted on May 8, 2020 and May 6, 2021 are earned only if the threshold is met for the applicable performance period. Any earned shares vest at the end of the performance period.
(6)Amounts reflected in these columns assume PSUs are earned at the maximum performance level (200% of target).
Option Exercises and Stock Vested in Fiscal Year 2021
The table below sets forth information concerning amounts received or realized by our NEOs upon exercise of options or similar instruments, and the vesting of stock or similar instruments.

Name	Option Awards		Stock Awards (1)
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Jennifer L. Sherman	302,753	$8,028,389	62,840	$2,716,749
Mark D. Weber	—	$—	15,735	$680,389
Ian A. Hudson	—	$—	13,633	$589,523
Daniel A. DuPré	—	$—	7,597	$328,549
Lauren B. Elting	—	$—	2,976	$128,667
(1)These columns relate to shares that vested on December 31, 2021 pursuant to PSUs granted in fiscal year 2019, and were earned at 94% of target, and shares that vested in fiscal year 2021 pursuant to restricted stock awards granted in fiscal year 2018.
(2)For the PSUs which vested on December 31, 2021, the value realized on vesting shown in the table above uses the closing price of our common stock on the vesting date ($43.34 per share). The closing price of our common stock on the date that the related shares were issued to recipients, net of shares withheld to satisfy applicable withholding taxes, was $33.65 per share.

Post-Retirement Benefits
Pension Benefits Table for Fiscal Year 2021
The table below sets forth the present value of accumulated pension benefits paid to or accrued for our NEOs.

Name	Plan Name (1)	Number of Years Credited Service	Present Value Accumulated Benefit	Payments During Fiscal Year 2021
Jennifer L. Sherman	FSC Retirement Plan	11.00	$515,966	$—
Mark D. Weber	—	—	—	—
Ian A. Hudson	—	—	—	—
Daniel A. DuPré	—	—	—	—
Lauren B. Elting	—	—	—	—
(1)The FSC Retirement Plan, which has been frozen since 2006, provides defined payment retirement benefits for certain salaried and hourly employees, including executive officers. Contributions were made on an actuarial group basis and no specific contribution was set aside for any individual participant. The approximate annual pension benefit set forth in the table is based on years of service and compensation, and reflects dollar limitations under the Internal Revenue Code, which limits the annual benefits which may be paid from a tax-qualified retirement plan.
The normal retirement age under our qualified retirement plan is age 65. Ms. Sherman is the only NEO who participates in this defined benefit retirement plan. The annual pension earned is equal to 50% of average monthly compensation (up to a maximum of $180,000), less one-half of Social Security payments, multiplied by the number of years of credited service (up to a maximum of 30 years). For purposes of the plan, “compensation” is calculated as the total of salary plus non-equity incentive plan amounts as set forth in the “Summary Compensation Table” included in the section titled “Executive Compensation”. Ms. Sherman is eligible to retire under this plan at age 55, after completing at least ten years of service. In the event of commencement of retirement benefits under the plan prior to age 65, the pension benefits payable are reduced by 1/180 for each month up to 60 months, and 1/360 for each month over 60 months by which the actual retirement age (defined as the age at which the participant begins to receive pension benefit payments) is less than 65 years.
Non-Qualified Deferred Compensation for Fiscal Year 2021
The following table sets forth the contributions, earnings, withdrawals/distributions and aggregate balances for NEOs participating in the Savings Restoration Plan. The Savings Restoration Plan is an amendment and restatement of the Federal Signal Corporation Supplemental Savings and Investment Plan as of January 1, 2007.
Savings Restoration Plan

Name	Executive Contributions in 2021 (1)	Registrant Contributions in 2021 (2)	Aggregate Earnings in 2021 (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Fiscal Year-End
Jennifer L. Sherman	$337,489	$134,878	$780,723	$—	$5,542,561
Mark D. Weber	$52,053	$69,610	$50,607	$—	$523,905
Ian A. Hudson	$48,843	$42,727	$67,844	$—	$716,965
Daniel A. DuPré	$84,529	$31,363	$173,960	$—	$1,066,810
Lauren B. Elting	$12,680	$10,959	$15,523	$—	$134,860
(1)Includes amounts deferred from 2021 salary, as disclosed in the “Salary” column of the “Summary Compensation Table” included in the section titled “Executive Compensation”, in addition to amounts of annual cash incentive payments for the year ended December 31, 2020 which NEOs elected to defer into the Savings Restoration Plan upon receiving the cash payout in 2021, as outlined in the table below:

	2021 Salary	2020 Non-Equity Incentive Plan Compensation	Total
Jennifer L. Sherman	$143,740	$193,749	$337,489
Mark D. Weber	$29,915	$22,138	$52,053
Ian A. Hudson	$24,381	$24,462	$48,843
Daniel A. DuPré	$42,879	$41,650	$84,529
Lauren B. Elting	$5,151	$7,529	$12,680
(2)Amounts are included in the “All Other Compensation” column of the “Summary Compensation Table” included in the section titled “Executive Compensation”.
(3)Aggregate earnings under the plan are not above-market and neither earnings nor losses are included in the “Summary Compensation Table” included in the section titled “Executive Compensation”.
The Savings Restoration Plan is a non-qualified, unfunded defined contribution plan. The plan provides participants with benefits that would have been provided under the Company’s qualified 401(k) plan, the Retirement Savings Plan, but could not be provided due to compensation limits for qualified plans under the Internal Revenue Code.
Eligibility for the Savings Restoration Plan is prescribed by our Company’s Benefits Planning Committee. Under this plan, a participant’s deferral percentage must be the same as under the Retirement Savings Plan. The Company-matching contributions, the Company-paid retirement contributions, deferral percentage limits and eligible compensation follow the same requirements as the Retirement Savings Plan. Amounts deferred under this plan are credited with returns based on the same investment alternatives selected by the participant under the Retirement Savings Plan, which include a Company stock fund and other mutual fund investment alternatives. There are no “above-market earnings” as all earnings are market-based and consistent with the investment funds elected. All deferred amounts, both the Company-matching contributions and Company-paid contributions, are accounted for on the Company’s financial statements as unfunded obligations of the Company.
Generally, distribution of vested account balances occurs after six months following a termination of employment in a lump sum or in annual installments for 5, 10 or 15 years.
Other Potential Post-Employment Payments
Arrangements of NEOs
The tables on the pages that follow reflect the payments and benefits that are available to our NEOs under the Executive General Severance Plan and Change-in-Control Agreements under each type of termination event. The amounts shown assume that the termination of employment occurred on December 31, 2021. The actual amount of payments and benefits that would be received can only be determined upon an actual termination date.
Material Conditions to Receipt of Payments
Payments and benefits in the event of involuntary termination without “Cause” or voluntary termination for “Good Reason” are generally conditioned upon an NEO’s compliance with the following:
•Execution of a general release;
•Non-disclosure of confidential information to a third party;
•Non-competition with our Company for 12 months; and
•Non-solicitation of employees for 12 months.
Payments under the Executive General Severance Plan
Our Executive General Severance Plan provides for the payment of severance in the event of involuntary termination without “Cause” or voluntary termination for “Good Reason.” The Plan limits certain benefits to prevent the payment of duplicative benefits and permits the Company to complete certain corporate transactions without triggering severance obligations.
In March 2013, we limited the group of employees eligible to participate in the Executive General Severance Plan and implemented a one-year service requirement for eligibility, with certain limited grandfathered exceptions. We retained discretion to waive all such limitations and eligibility requirements as may be determined by the Compensation and Benefits Committee on a case-by-case basis.

Additionally, to the extent required to comply with Section 409A of the Internal Revenue Code, certain severance benefits would not be paid to the executive officer prior to the date that is six months from the date of termination (other than due to death).
Mr. Weber is not eligible to participate in the Executive General Severance Plan, unless and until both of the following pre-conditions are satisfied: (i) he has worked for the Company as its COO through January 15, 2019; and (ii) Jennifer L. Sherman is no longer serving as Company’s President and CEO. As Ms. Sherman continues to serve as the Company’s President and CEO as of December 31, 2021, Mr. Weber was not eligible to participate in the Executive General Severance Plan.
Termination of the Executive by our Company without “Cause” or by the Executive for “Good Reason”
If an executive’s employment is terminated by our Company without “Cause” or by the executive for “Good Reason” as defined by the Executive General Severance Plan, the Company will provide the following:
•Cash payments equal to the sum of the executive officer’s base salary and current annual bonus target for Tier I executives; cash payments equal to 75% of the executive officer’s base salary and current annual bonus target for Tier II executives; or cash payments equal to 50% of the executive officer’s base salary and current annual bonus target for Tier III executives;
•Payment of a percentage of targeted annual incentive bonus based on the number of days worked in the current year;
•For Tier I, II and III executives, continuation of health and welfare benefits for up to 12, 9 or 6 months, respectively, following termination at the same premium cost and at the same coverage level to the executive as in effect for active employees (with the value of medical coverage treated as taxable income to the executive to the extent necessary to comply with Section 409A of the Internal Revenue Code); and
•Right to exercise vested options within three months from date of termination (unvested options, PSUs, restricted stock awards and restricted stock units are forfeited).
If, however, we terminate the executive officer for “Cause” or if the executive officer voluntarily terminates his or her employment without “Good Reason,” no post-termination payments or benefits are provided beyond those vested and accrued under our various compensation plans and programs.
Payments Made Upon Retirement
Upon retirement, payments to NEOs include payment of accrued and unpaid base salary through the date of retirement, vested amounts under our Retirement Savings Plan and Savings Restoration Plan and, subject to the discretion of the Compensation and Benefits Committee as determined on a case-by-case basis, may include:
•The right to exercise vested options until the earlier of the expiration date or up to five years from date of termination; and
•Vesting of unvested equity awards.
Payments Made Upon Death or Disability
In the event of termination of employment due to death or disability, our Executive General Severance Plan and award documents provide the following:
•Accrued and unpaid base salary through the date of termination of employment;
•Immediate vesting of all outstanding and unvested stock options which may be exercised for one year from the date of termination of employment;
•Immediate vesting or lapse of restrictions on all restricted stock and restricted stock units, as applicable;
•Immediate vesting of PSUs, with performance shares distributed at the end of the performance period based on the greater of actual or target performance and pro-rated through the date of termination of employment; and
•Pro-rata payment of STIP at target for the current performance period.
In addition to the benefits listed above, in the event of death or disability, executive officers may receive benefits under our disability or our group life insurance plans available to all employees.

Payments Made Upon a Change-in-Control
Certain of the equity award agreements issued under our 2005 Executive Incentive Compensation Plan (2010 Restatement) and 2015 Executive Incentive Compensation Plan, as amended, provide for accelerated vesting or a lapse of restrictions in the event of a “Change-in-Control.” Under these plans, vesting may also be accelerated in the event of a divestiture of a business segment in which a participant is primarily employed, and such a divestiture results in the termination of the participant’s employment.
Our Executive Change-in-Control Severance Agreements provide for certain payments in the event of a “Change-in-Control” and a qualifying termination. Any executive officer eligible for payment under an Executive Change-in-Control Severance Agreement will not be eligible for payment under the Executive General Severance Plan. Pursuant to our Executive Change-in-Control Severance Agreements, in the event of a separation from service (as defined in Section 409A of the Internal Revenue Code) within 24 calendar months following a Change-in-Control (other than termination for “Cause,” voluntary termination without “Good Reason” or termination by reason of death or disability), or if the executive terminates his or her employment in certain circumstances defined in the agreement which constitute “Good Reason,” we provide the separated NEO with the following severance benefits:
•Payment of any accrued and unpaid salary through the date of termination and pro-rated annual cash incentive bonus target;
•A lump-sum cash payment up to two times the sum of the executive’s annual base salary and current annual target bonus opportunity established under the annual bonus plan in which the executive participates;
•A lump-sum cash payment up to one times the sum of the executive’s annual base salary and annual cash incentive bonus target as further consideration for an 18-month non-compete covenant;
•Immediate vesting and lapse of restrictions on all equity-based long-term incentives;
•Immediate vesting and cash-out of all outstanding cash-based long-term incentive awards, if any; and
•Continuation of medical insurance coverage for up to 36 months following termination at the same premium cost and at the same coverage level to the executive as in effect for active employees (with the value of medical coverage treated as taxable income to the executive to the extent necessary to comply with Section 409A of the Internal Revenue Code) and continuation of other health and welfare benefits for up to 12 months at the same premium cost and at the same coverage level available to active employees to the extent not duplicative.
Ms. Sherman is entitled to receive an additional “gross-up” payment to cover the full cost of any excise tax and any additional federal, state and local income, excise and employment taxes that arise on the additional payment. No other executive officer is entitled to a “gross-up” payment. For further information, please see the section of this proxy statement under the heading “Compensation Discussion and Analysis — Compensation Policy Regarding Tax Gross-Up Payments and Limitation of Severance Benefits.”
To the extent required to comply with Section 409A of the Internal Revenue Code, a six-month waiting period after termination applies to certain severance benefits payable to an executive officer, unless otherwise payable earlier due to the executive’s death before the six-month waiting period has elapsed.
A “Change-in-Control” under the Executive Change-in-Control Severance Agreements is defined as the occurrence of any one or more of the following events:
•Acquisition by any one person or group of beneficial ownership of 40% or more of the combined voting power of our Company’s then outstanding securities;
•Replacement of the majority of the directors during any period of 24 consecutive months;
•Consummation of a merger or consolidation of our Company with another corporation, other than: (i) a merger or consolidation in which the combined voting securities of our Company immediately prior to such merger or consolidation continue to represent more than 60% of the combined voting power of the voting securities of our Company or the surviving entity outstanding immediately after such merger or consolidation; or (ii) a merger or consolidation effected to implement a recapitalization of our Company or similar transaction in which no person or group acquires more than 40% of the combined voting power of our Company’s then outstanding securities;
•Approval by our stockholders of a plan or an agreement for the sale or disposition of all or substantially all of our Company’s assets; or

•Any other transaction that our Board designates as being a Change-in-Control. The Board modified the Change-in-Control Policy and the form of the Executive Change-in-Control Severance Agreements to remove, after March 2010, Board discretion on designating transactions as a Change-in-Control. This modified policy is included in the Executive Change-in-Control Severance Agreements executed by each NEO.
Under the Executive Change-in-Control Severance Agreements, “Cause” generally means: (i) the executive officer’s willful and continued failure to substantially perform his or her duties; (ii) the executive’s conviction of a felony; or (iii) the executive’s willful engagement in conduct that is demonstrably and materially injurious to our Company, monetarily or otherwise. “Good Reason” generally means one or more of the following which results in a material negative change in the executive officer’s employment relationship with our Company: (i) the assignment of the executive officer to duties materially inconsistent with the executive’s authority and duties prior to the Change-in-Control or a material reduction in the executive’s duties and authorities; (ii) a reduction in or cancellation of the executive’s salary, bonus, compensation or other benefit plans; (iii) relocation of the executive to a new principal office in excess of 50 miles from the executive’s principal office immediately prior to the Change-in-Control; (iv) the failure of our Company to obtain a satisfactory agreement from any successor to our Company to assume and agree to perform our Company’s obligations under the agreement; or (v) any material breach of the Executive Change-in-Control Severance Agreements by our Company.
Benefits Upon Termination or Change-in-Control Tables
The following tables illustrate the potential payments and benefits to our NEOs under various employment termination or change-in-control events. The assumptions used in preparation of these tables are as set forth below:
•We assumed the executive was in his or her role as of December 31, 2021;
•We assumed the executive’s termination date was December 31, 2021;
•When applicable, we used the closing price of our common stock on December 31, 2021, which was $43.34; and
•When applicable, we assumed the executives were subject to a 37% federal tax rate, 4.95% state tax rate, 1.45% Medicare tax rate, and an additional 0.9% Medicare tax.
President and CEO — Jennifer L. Sherman (1)

Type of Payment	Involuntary Termination Without Cause or Voluntary Termination for Good Reason	Death	Disability	Retirement	Change-in- Control Only	Change-in- Control and Termination Without Cause or for Good Reason
Severance Compensation	$1,837,500	$—	$—	$—	$—	$5,512,500
Pro-Rata Bonus	$962,500	$962,500	$962,500	$—	$—	$962,500
Stock Options	$—	$1,229,781	$1,229,781	$—	$1,229,781	$1,229,781
Restricted Stock	$—	$2,640,099	$2,640,099	$—	$2,640,099	$2,640,099
Performance Shares	$—	$1,813,909	$1,813,909	$—	$3,453,982	$3,453,982
Life Insurance	$1,248	$—	$—	$—	$—	$1,248
Medical Benefits	$20,348	$—	$—	$—	$—	$61,044
Dental Benefits	$360	$—	$—	$—	$—	$360
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$4,267,932
Other	$—	$—	$—	$—	$—	$—
Total	$2,821,956	$6,646,289	$6,646,289	$—	$7,323,862	$18,129,446
(1)Ms. Sherman’s severance compensation under a Change-in-Control and Termination Without Cause or for Good Reason scenario is capped at 3.00 times the sum of her base salary and her bonus at target.

Senior Vice President and COO — Mark D. Weber (1)

Type of Payment	Involuntary Termination Without Cause or Voluntary Termination for Good Reason (2)	Death	Disability	Retirement	Change-in- Control Only	Change-in- Control and Termination Without Cause or for Good Reason
Severance Compensation	$—	$—	$—	$—	$—	$2,795,650
Pro-Rata Bonus	$—	$385,000	$385,000	$—	$—	$385,000
Stock Options	$—	$354,575	$354,575	$—	$354,575	$354,575
Restricted Stock	$—	$751,212	$751,212	$—	$751,212	$751,212
Performance Shares	$—	$540,796	$540,796	$—	$1,026,074	$1,026,074
Life Insurance	$—	$—	$—	$—	$—	$758
Medical Benefits	$—	$—	$—	$—	$—	$54,192
Dental Benefits	$—	$—	$—	$—	$—	$378
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$—
Other	$—	$—	$—	$—	$—	$—
Total	$—	$2,031,583	$2,031,583	$—	$2,131,861	$5,367,839
(1)Mr. Weber’s severance compensation under a Change-in-Control and Termination Without Cause or for Good Reason scenario is capped at 2.99 times the sum of his base salary and his bonus at target.
(2)Mr. Weber is not eligible to participate in the Executive General Severance Plan, unless and until both of the following pre-conditions are satisfied: (i) he has worked for the Company as its COO through January 15, 2019; and (ii) Jennifer L. Sherman is no longer serving as Company’s President and CEO. As Ms. Sherman continues to serve as the Company’s President and CEO, as of December 31, 2021, Mr. Weber was not eligible to participate in the Executive General Severance Plan.
Senior Vice President and CFO — Ian A. Hudson (1)

Type of Payment	Involuntary Termination Without Cause or Voluntary Termination for Good Reason	Death	Disability	Retirement	Change-in- Control Only	Change-in- Control and Termination Without Cause or for Good Reason
Severance Compensation	$734,250	$—	$—	$—	$—	$2,195,408
Pro-Rata Bonus	$289,250	$289,250	$289,250	$—	$—	$289,250
Stock Options	$—	$305,100	$305,100	$—	$305,100	$305,100
Restricted Stock	$—	$640,652	$640,652	$—	$640,652	$640,652
Performance Shares	$—	$406,139	$406,139	$—	$864,503	$864,503
Life Insurance	$646	$—	$—	$—	$—	$646
Medical Benefits	$20,348	$—	$—	$—	$—	$61,044
Dental Benefits	$360	$—	$—	$—	$—	$360
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$—
Other	$—	$—	$—	$—	$—	$—
Total	$1,044,854	$1,641,141	$1,641,141	$—	$1,810,255	$4,356,963
(1)Mr. Hudson’s severance compensation under a Change-in-Control and Termination Without Cause or for Good Reason scenario is capped at 2.99 times the sum of his base salary and his bonus at target.

Vice President, General Counsel and Secretary — Daniel A. DuPré (1)

Type of Payment	Involuntary Termination Without Cause or Voluntary Termination for Good Reason	Death	Disability	Retirement	Change-in- Control Only	Change-in- Control and Termination Without Cause or for Good Reason
Severance Compensation	$410,625	$—	$—	$—	$—	$1,095,000
Pro-Rata Bonus	$182,500	$182,500	$182,500	$—	$—	$182,500
Stock Options	$—	$174,588	$174,588	$—	$174,588	$174,588
Restricted Stock	$—	$366,352	$366,352	$—	$366,352	$366,352
Performance Shares	$—	$262,293	$262,293	$—	$494,552	$494,552
Life Insurance	$399	$—	$—	$—	$—	$399
Medical Benefits	$8,302	$—	$—	$—	$—	$22,139
Dental Benefits	$186	$—	$—	$—	$—	$186
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$—
Other	$—	$—	$—	$—	$—	$—
Total	$602,012	$985,733	$985,733	$—	$1,035,492	$2,335,716
(1)Mr. DuPré’s severance compensation under a Change-in-Control and Termination Without Cause or for Good Reason scenario is capped at 2.0 times the sum of his base salary and his bonus at target.
Vice President, Corporate Controller — Lauren B. Elting (1)

Type of Payment	Involuntary Termination Without Cause or Voluntary Termination for Good Reason	Death	Disability	Retirement	Change-in- Control Only	Change-in- Control and Termination Without Cause or for Good Reason
Severance Compensation	$267,750	$—	$—	$—	$—	$714,000
Pro-Rata Bonus	$102,000	$102,000	$102,000	$—	$—	$102,000
Stock Options	$—	$61,428	$61,428	$—	$61,428	$61,428
Restricted Stock	$—	$128,156	$128,156	$—	$128,156	$128,156
Performance Shares	$—	$90,133	$90,133	$—	$169,069	$169,069
Life Insurance	$283	$—	$—	$—	$—	$283
Medical Benefits	$8,867	$—	$—	$—	$—	$23,645
Dental Benefits	$175	$—	$—	$—	$—	$175
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$—
Other	$—	$—	$—	$—	$—	$—
Total	$379,075	$381,717	$381,717	$—	$358,653	$1,198,756
(1)Ms. Elting’s severance compensation under a Change-in-Control and Termination Without Cause or for Good Reason scenario is capped at 2.0 times the sum of her base salary and her bonus at target.

AUDIT COMMITTEE REPORT
The Audit Committee of our Board is currently comprised of three independent directors, all of whom are financial experts, as defined by the SEC and NYSE. The Board has adopted a charter for the Audit Committee, which is available on our website: www.federalsignal.com
In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility for monitoring: (i) the integrity of the accounting, auditing, and financial reporting practices; (ii) compliance with legal and regulatory requirements of our Company, including our codes of business conduct and ethics; and (iii) systems of internal controls and accounting policies established by the Company’s management and the Board. In addition, for each fiscal year, the Audit Committee selects the independent registered public accounting firm (the Company’s “independent accountants”) to audit the financial statements of our Company and its subsidiaries, subject to approval by the Board.
In 2021, the Board accepted the recommendation of the Audit Committee and selected Deloitte & Touche LLP (“Deloitte”) as the Company’s independent accountants for the year ended December 31, 2021. In connection with this decision, the Audit Committee considered, among other things, Deloitte’s familiarity with the Company’s businesses and operations, its knowledge of the industry as a whole, the quality of its communications with the Audit Committee, its ability to provide knowledgeable staff, and its independence, objectivity, expertise, and responsiveness. The Audit Committee also considered the length of Deloitte’s engagement with the Company, the amount of fees charged, and the stockholders’ prior ratification of Deloitte as the Company’s independent accountants. Deloitte has served as the Company’s independent accountants since 2013.
In fulfilling its oversight responsibilities, the Audit Committee reviewed: (i) the audited financial statements in the Annual Report with management, including a discussion of the appropriateness, not just the acceptability, of the accounting principles; (ii) the reasonableness of significant judgments; and (iii) the clarity of disclosures in the financial statements. The Audit Committee also reviewed disclosures made by our Company’s management during the certification process for the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in our internal controls. The Company’s management is responsible for the Company’s internal control over financial reporting, the financial reporting process, and the preparation of the Company’s financial statements. The Audit Committee does not itself prepare the Company’s financial statements or perform audits, and its members are not auditors or certifiers of such financial statements.
The Audit Committee reviewed with the Company’s independent accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the appropriateness, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee per the PCAOB Statement on Auditing Standards No. 1301. In addition, the Audit Committee has discussed with the independent accountants the accountants’ independence from management and our Company, including matters in the written disclosures pursuant to PCAOB Rule 3526 – Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the accountants’ independence.
In addition to its appointment, the Audit Committee is directly responsible for the oversight, compensation (including negotiation of audit fees), and retention of the Company’s independent accountants. The Audit Committee has adopted a policy for the pre-approval of services and fees to be provided by our independent accountants for audit, audit-related, tax and all other services, which are allowable under applicable rules and regulations. The Audit Committee: (i) annually pre-approves audit services and permitted non-audit services and fees; and (ii) periodically approves changes in such authorization and also delegates such periodic approval to the Committee Chair, who reports any such authorizations to the Audit Committee at its next meeting. The Audit Committee regularly monitors the audit, audit-related, tax and other non-audit services provided by the Company’s independent accountants, specifically considering any potential challenges to auditor independence in the short-term and long-term.
In performing its monitoring and oversight function, the Audit Committee has established procedures to receive and track the handling of complaints regarding accounting, internal control and auditing matters. The Audit Committee discussed with our internal auditors and independent accountants the overall scope and plans for their respective audits. The Audit Committee routinely meets with management, the internal auditors and independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall appropriateness of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.
AUDIT COMMITTEE
John L. Workman, Chair
Eugene J. Lowe, III
Shashank Patel

Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the preceding Audit Committee Report shall not be deemed incorporated by reference in any such filings.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES
Accounting Fees
The table below sets forth Deloitte & Touche LLP’s fees for fiscal years 2021 and 2020:

Description of Fees ($ in thousands)	2021	2020
Audit Fees (1)	$1,719	$1,595
Audit-Related Fees (2)	$4	$4
Tax Fees (3)	$2	$36
All Other Fees (4)	$—	$—
Total	$1,725	$1,635
(1)These are fees for professional services for: (i) the audit of our annual financial statements in our Form 10-K filing and review of financial statements included in our Form 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements; and (ii) the audit of internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.
(2)These are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.
(3)These are fees for professional services with respect to tax advice and tax planning matters.
(4)No fees were paid for miscellaneous other services that fall outside the other categories above this row.
Per the policy as described in the Audit Committee Report, the Audit Committee must pre-approve all audit services and permitted non-audit services and fees to be provided by our independent registered public accounting firm. All such services and fees, where applicable, provided by our independent registered public accounting firm during fiscal years 2021 and 2020, were pre-approved by the Audit Committee.

PROPOSAL 2
ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In this “say-on-pay” vote, we are asking for your advisory vote on the compensation of our NEOs as disclosed in this proxy statement. We currently hold our say-on-pay vote every year. At the 2021 Annual Meeting, our proposal for NEO compensation received the support of approximately 97% of the votes cast. The goals, philosophies and practices approved last year are fundamentally the same today.
As described in the “Compensation Discussion and Analysis” section of this proxy statement, we believe in pay-for-performance. Our executive compensation programs are designed to attract, motivate and retain executive officers who are critical to our success. We reward performance and provide compensation that aligns with the interests of our executives and stockholders. Our Compensation and Benefits Committee periodically reviews compensation programs for NEOs and structures them to align with our stockholders’ interests and current market practices. We emphasize at-risk compensation, in particular equity compensation, including PSU awards.
This vote is not intended to address any specific item of compensation, but rather the overall compensation approach for executive compensation and the Board’s policies and practices described herein. You have the opportunity to vote “FOR,” “AGAINST,” or “ABSTAIN.”
Our Compensation and Benefits Committee and our Board believe our process effectively implements our compensation philosophy. Accordingly, we ask you to vote “FOR” the following proposal:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion set forth in this Proxy Statement, is hereby approved.”
In deciding how to vote on this proposal, you are encouraged to read the description of the Compensation and Benefits Committee’s executive compensation philosophy and its decisions in the “Compensation Discussion and Analysis” section and the executive compensation tables and accompanying disclosures in this proxy statement, as well as the following:
•In considering NEO base salaries for 2021, the Committee delayed any decisions until the second quarter of 2021, after gathering additional data on market-based compensation practices, taking into account the ongoing impact of the pandemic. As a result, adjustments to the base salaries of our NEOs for 2021 were deferred until May 1, 2021.
•Our long-term incentive program is designed to align each executive’s goals with the intermediate and long-term goals of our stockholders and our awards are comprised of PSUs (50%), which are only earned if performance goals are attained and vest over a three-year period; stock options (25%) which only have value if our share price increases; and time-based restricted stock awards (25%) which are subject to three-year cliff vesting.
•Our pay-for-performance philosophy is evident in the composition of our NEOs’ compensation. As shown below, equity compensation is a significant percentage of our NEOs’ total compensation.

Name	2021 Equity Compensation *	2021 Total Compensation	Percentage of 2021 Total Compensation Attributable to Equity
Jennifer L. Sherman	$2,899,994	$4,672,213	62.1%
Mark D. Weber	$849,991	$1,771,497	48.0%
Ian A. Hudson	$699,990	$1,425,919	49.1%
Daniel A. DuPré	$399,990	$940,641	42.5%
Lauren B. Elting	$133,987	$494,884	27.1%
* Includes stock options, PSUs and restricted stock
•On an enterprise level, we set aggressive performance metrics for performance awards. Over the three-year period from 2019 to 2021, our total stockholder return was 122%. As a result, consistent with our pay-for-performance philosophy, the PSUs initially granted to NEOs in 2019, which were tied to the same three-year period, were earned at 94% of target in 2021.
•In considering the design of the STIP for 2022, the Committee decided to retain the same methodology that was used in 2021.
•We believe our pay practices are favorable to stockholders. For example:

◦Our 2015 Plan does not use liberal share counting;
◦Over the years, we have limited the perquisites available to our executive officers in a manner that we believe is friendly to stockholders. For example, since 2009, we have prohibited any tax gross-up payments, except for such payments provided pursuant to a relocation or expatriate tax equalization plan, policy or arrangement. Only one of our NEOs is entitled to tax gross-up payments based on a grandfathered agreement;
◦Unless approved by our stockholders, since 2009, we have limited severance payments for NEOs to an amount not exceeding 2.99 times the sum of: (i) the NEO’s highest annual base salary for the year of termination or either of the immediate two preceding years; and (ii) either the NEO’s current target bonus, or the highest annual bonus awarded to the NEO in any of the three years preceding the year of termination;
◦Annual cash incentive payments are subject to a “clawback” policy under which the Company will require, to the extent practicable upon the occurrence of specified events, a Section 16 Officer to repay a portion of his or her performance bonus payment plus a reasonable rate of interest. The clawback policy is triggered by: (i) an accounting restatement or a determination by our Board that the performance results were materially inaccurate; and (ii) a determination that the amount of such performance-based bonus payment would have been less than the amount previously paid to such Section 16 Officer, taking into account the restated financial results or otherwise corrected performance results; and
◦Under the Company’s Executive General Severance Plan, we have limited certain benefits, prevented the payment of duplicative benefits, defined “Cause” (which results in ineligibility for benefits), reduced the ability of the executive to terminate for “Good Reason,” increased the Company’s flexibility to complete corporate transactions without triggering severance obligations, limited the group of employees eligible to participate, and implemented a one-year service requirement for eligibility (with certain limited grandfathering exceptions).
•Our Section 16 Officers, selected key management personnel and other corporate officers are required to own substantial holdings of our common stock while employed by us. Individual stock ownership targets are based on a multiple of between one and five times the executive’s base salary. Until the target ownership is met, our executive officers’ ability to sell shares of our common stock is limited. In addition, after achieving the ownership target, each executive officer must maintain his or her target ownership level (which is measured annually) and is required to hold at least 50% of the net shares received from exercised options or shares of restricted stock that are subject to a vesting schedule (over and above the target ownership level) for at least two years from the date of vesting.
•The Compensation and Benefits Committee is advised by an independent compensation consultant who keeps the Committee apprised of developments and best practices.
For all of these reasons, we believe our executive compensation programs: (i) are well-designed; (ii) appropriately align executive pay with Company performance; and (iii) are designed to attract, motivate and retain individuals whose interests are aligned with our stockholders.
The affirmative vote of a majority of the shares of our common stock cast in person or by proxy on the proposal will be considered approval by the stockholders of the advisory resolution on executive compensation.
The Board recommends that you vote “FOR” approval of the advisory resolution on executive compensation.

PROPOSAL 3
RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2022
The Audit Committee selected Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for fiscal year 2022. A resolution will be presented at the Annual Meeting to ratify the appointment of Deloitte as our independent registered public accounting firm for fiscal year 2022.
The Audit Committee is responsible for appointing, retaining and overseeing the work of our independent registered public accounting firm. The Board considers the selection to be an important matter of stockholder concern and is submitting the selection for ratification by stockholders as a matter of good corporate practice.
Deloitte has served as our independent registered public accounting firm since 2013. In determining whether to retain Deloitte, the Audit Committee considered, among other things, its familiarity with the Company’s businesses and operations, its knowledge of the industry as a whole, its quality of communications with the Audit Committee, its ability to provide knowledgeable staff, its independence, objectivity, expertise and responsiveness. The Audit Committee, as well as the Board, also considered the length of Deloitte’s engagement with the Company, the amount of fees charged, and the stockholders’ prior ratification of Deloitte as the Company’s independent registered public accounting firm. Upon evaluating all of the foregoing, the Audit Committee and the Board believe that the continued retention of Deloitte to serve as the Company’s independent registered public accounting firm in 2022 is in the best interests of the Company and its stockholders.
A representative of Deloitte will be present at the virtual Annual Meeting and will have the opportunity to make a statement if he or she desires. The representative will also respond to any questions you may have.
The affirmative vote of a majority of the shares of our common stock cast in person or by proxy is required to ratify the appointment of Deloitte as our independent registered public accounting firm for fiscal year 2022. If a majority of our shares does not ratify the selection of Deloitte, the Audit Committee will consider the result a recommendation to consider the selection of a different firm.
The Board recommends that you vote “FOR” ratification of the appointment of Deloitte as our independent registered public accounting firm for fiscal year 2022.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2021 with respect to the shares of common stock that may be issued under our existing equity compensation plans.

Equity Compensation Plans Approved by Stockholders (1)	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
2005 Executive Incentive Compensation Plan (2010 Restatement) (2)	208,818	$13.94	—
2015 Executive Incentive Compensation Plan, as amended (3)	1,163,348	$25.31	5,888,577
Total	1,372,166	$23.58	5,888,577
(1)All of our equity compensation plans have been approved by our stockholders.
(2)No additional incentive awards were available for grant under this plan after April 28, 2015.
(3)“Full value” awards, which include restricted stock awards and PSUs, count as 2.05 shares against the remaining available shares for future issuance under this plan.
FUTURE STOCKHOLDER PROPOSALS
Stockholders may submit proposals appropriate for stockholder action at the Company’s Annual Meeting consistent with the regulations of the SEC and the Company’s By-Laws. For the proposal to be considered for inclusion in the proxy statement for the 2023 Annual Meeting of Stockholders, the proposal must be received on or before November 11, 2022.
Stockholder proposals not intended to be included in the Company’s proxy statement may be brought before an Annual Meeting in accordance with the advance notice procedures detailed in our By-Laws. For the 2023 Annual Meeting, we must receive information relating to such other business by January 26, 2023, but not before December 27, 2022, which is not less than 90 days or more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting. Stockholder proposals must also be in proper written form and meet the detailed disclosure requirements as described in our By-Laws. If you would like to receive a copy of the provisions of our By-Laws setting forth all of the requirements, you should write to our executive offices at 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary. Any proposals we do not receive in accordance with these standards will not be voted on at the 2023 Annual Meeting. A stockholder may nominate candidates for election as directors at stockholder meetings by following the procedures set forth in this proxy statement under the heading “Committees of the Board — Nominating and Governance Committee.”
OTHER BUSINESS
As of the date hereof, the foregoing is the only business which our Board and management intend to present, or are aware that others will present, at the Annual Meeting. If any other proper business should be presented at the Annual Meeting, the proxy cards will be voted in respect thereof in accordance with the discretion and judgment of the person(s) voting such proxy cards.

By order of the Board of Directors,

Daniel A. DuPré, Corporate Secretary
March 11, 2022

APPENDIX A
SEC REGULATION G NON-GAAP RECONCILIATION
As described further below, this proxy statement contains references to certain financial measures that are unaudited and are not in accordance with U.S. generally accepted accounting principles (“GAAP”). The non-GAAP financial information presented herein should be considered supplemental to, and not a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company has provided this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliations below, and to provide an additional measure of performance which management considers in operating the business.
This proxy statement includes references to adjusted EBITDA and the ratio of adjusted EBITDA to net sales (“adjusted EBITDA margin”) as additional measures which the Company believes are representative of its underlying performance and improve the comparability of results across reporting periods. The Company believes that investors use versions of these metrics in a similar manner. For these reasons, the Company believes that adjusted EBITDA and adjusted EBITDA margin are meaningful metrics to investors in evaluating the Company’s underlying financial performance. Adjusted EBITDA is a non-GAAP measure that represents the total of income from continuing operations, interest expense, pension settlement charges, hearing loss settlement charges, acquisition and integration-related (benefits) expenses, restructuring activity, coronavirus-related expenses, executive severance costs, purchase accounting effects, other expense/income, income tax expense, depreciation and amortization expense and the impact of adoption of a new lease accounting standard, where applicable. Adjusted EBITDA margin is a non-GAAP measure that represents the total of income from continuing operations, interest expense, pension settlement charges, hearing loss settlement charges, acquisition and integration-related (benefits) expenses, restructuring activity, coronavirus-related expenses, executive severance costs, purchase accounting effects, other expense/income, income tax expense, depreciation and amortization expense and the impact of adoption of a new lease accounting standard, where applicable, divided by net sales for the applicable period(s). Other companies may use different methods to calculate adjusted EBITDA and adjusted EBITDA margin.
A - 1

The following table summarizes the Company’s adjusted EBITDA and adjusted EBITDA margin and reconciles income from continuing operations to adjusted EBITDA for each of the five years in the period ended December 31, 2021:

	Year Ended December 31,
($ in millions)	2021	2020	2019	2018	2017
Income from continuing operations	$100.6	$96.1	$108.4	$93.7	$60.5
Add (less):
Interest expense	4.5	5.7	7.9	9.3	7.3
Pension settlement charges	10.3	—	—	—	6.1
Hearing loss settlement charges	—	—	—	0.4	1.5
Acquisition and integration-related (benefits) expenses	(2.1)	2.1	2.5	1.5	2.7
Restructuring	—	1.3	—	—	0.6
Coronavirus-related expenses (a)	1.2	2.3	—	—	—
Executive severance costs	—	—	—	—	0.7
Purchase accounting effects (b)	0.3	0.3	0.2	0.7	4.4
Other (income) expense, net	(1.7)	1.1	0.6	0.6	(0.8)
Income tax expense	17.0	28.5	30.2	17.9	0.5
Depreciation and amortization	50.4	44.8	41.5	36.4	30.0
Deferred gain recognition (c)	—	—	—	(1.9)	(2.0)
Adjusted EBITDA	$180.5	$182.2	$191.3	$158.6	$111.5

Net sales	$1,213.2	$1,130.8	$1,221.3	$1,089.5	$898.5

Adjusted EBITDA margin	14.9%	16.1%	15.7%	14.6%	12.4%
(a)    Coronavirus-related expenses relate to direct expenses incurred as a result of the coronavirus pandemic, that are incremental to, and separable from, normal operations. Such expenses primarily relate to incremental paid time off provided to employees and costs incurred to implement enhanced workplace safety protocols.
(b)    Purchase accounting effects relate to adjustments to exclude the step-up in the valuation of equipment acquired in recent business combinations that was sold during the periods presented.
(c)    Adjustment to exclude recognition of a deferred gain associated with historical sale lease-back transactions. Effective with the adoption of the new lease accounting standard in 2019, recognition of this gain was eliminated.

A - 2

FEDERAL SIGNAL CORPORATION ATTN: DANIEL A. DUPRÉ 1415 W. 22ND STREET, STE. 1100 OAK BROOK, IL 60523-2004
VOTE BY INTERNET
Before the Meeting — Go to www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on April 25, 2022 for shares held directly and by 11:59 P.M. ET on April 20, 2022 for shares held in the Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting — Go to www.virtualshareholdermeeting.com/FSS2022
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on April 25, 2022 for shares held directly and by 11:59 P.M. ET on April 20, 2022 for shares held in the Plan. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR ALL the following:
1	Election of Seven Directors	☐	☐	☐
Nominees:
01) Eugene J. Lowe, III		05) Brenda L. Reichelderfer
02) Dennis J. Martin		06) Jennifer L. Sherman
03) Bill Owens		07) John L. Workman
04) Shashank Patel

The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain
2.	Approve, on an advisory basis, the compensation of our named executive officers.					☐	☐	☐

3.	Ratify the appointment of Deloitte & Touche LLP as Federal Signal Corporation’s independent registered public accounting firm for fiscal year 2022.					☐	☐	☐

NOTE: This proxy also may be voted in the discretion of the proxies on any matter that may properly come before the meeting or any adjournment(s) or postponement(s) thereof. Should a nominee be unable to serve, this proxy may be voted for a substitute selected by the Board of Directors.

For address change/comments, mark here. (see reverse for instructions)				☐
		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

FEDERAL SIGNAL CORPORATION THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS YOUR VOTE IS VERY IMPORTANT — PLEASE VOTE TODAY

The undersigned having received the notice of the 2022 Annual Meeting of Stockholders of Federal Signal Corporation (the “Company”) and the proxy statement, appoints Daniel A. DuPré and Kelly L. Burke, and each of them acting individually, as the undersigned’s proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote and act with respect to all of the shares of the Company’s Common Stock standing in the name of the undersigned or with respect to which the undersigned is entitled to vote at the Annual Meeting and at any adjournment(s) or postponement(s) thereof, and the undersigned directs that this proxy be voted as specified on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made for a proposal, the proxy will be voted: (a) “FOR ALL” of the Company’s director nominees in Proposal 1; (b) “FOR” Proposal 2; and (c) “FOR” Proposal 3. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock.

This proxy also covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Federal Signal Corporation Retirement Savings Plan (the “Plan”). This proxy, when properly executed, will be voted as directed. If voting instructions are not received by the proxy tabulator by 11:59 P.M. ET on April 20, 2022 you will be treated as directing the Plan’s Trustee to vote your shares held in the Plan in the same proportion as the shares for which the Trustee has received timely instructions from others who do vote. The meeting will be held virtually via the Internet at www.virtualshareholdermeeting.com/FSS2022.

              Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side